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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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THE ST. PAUL TRAVELERS COMPANIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE ST. PAUL TRAVELERS COMPANIES, INC.
385 Washington Street, St. Paul, MN 55102
Telephone (651) 310-7911

June 11, 2004

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of the Shareholders of your Company. The meeting will be held on Wednesday, July 28, 2004, at 2:00 p.m. (Central Daylight Time) at the principal office of the Company, 385 Washington Street, St. Paul, Minnesota. On the following pages you will find the Notice of Annual Meeting and the Proxy Statement. Please read them carefully.

This year, in addition to the election of directors and the ratification of the selection of auditors, you are being asked to approve a new stock incentive plan. All of the reasons supporting this year's proposals are set forth in the Proxy Statement.

Your Board of Directors urges you to vote FOR these proposals.

It is important that your shares be represented at the meeting, regardless of the size of your holding. Therefore, we urge you to PLEASE VOTE AS SOON AS POSSIBLE BY MAIL, PHONE OR INTERNET. Instructions on these three different ways to vote your shares are found on the enclosed proxy form. You should vote by proxy now whether or not you plan to attend the meeting. The proxy may be withdrawn if you decide later to attend the meeting and vote in person.

Sincerely,

Robert I. Lipp Chairman	Jay S. Fishman Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of the Shareholders of The St. Paul Travelers Companies, Inc. will be held on Wednesday, July 28, 2004, at 2:00 p.m. (Central Daylight Time) at the principal office of the Company, 385 Washington Street, St. Paul, MN 55102, for the following purposes:

  1.
  To elect a Board of 23 directors.

  2.
  To ratify the selection of KPMG LLP as the independent auditors of the Company for the 2004 fiscal year (the "Auditor Proposal").

  3.
  To approve The St. Paul Travelers Companies, Inc. 2004 Stock Incentive Plan (the "Plan Proposal").

  4.
  To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

All shareholders are invited to attend, although only those shareholders of record at the close of business on June 4, 2004 will be entitled to notice of, and to vote at, the Annual Meeting. Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the Annual Meeting.

You will need an admission ticket or proof of ownership of St. Paul Travelers common stock and a photo I.D. to enter the Annual Meeting. If you are a shareholder of record, you will find an admission ticket attached to the enclosed proxy form. If you plan to attend the Annual Meeting, please so indicate when you vote and bring the ticket and a photo I.D. to the meeting. If your shares are held in the name of a broker, bank or other holder of record, your admission ticket is the left side of your proxy form. If you don't bring your admission ticket, you will need proof of ownership to be admitted to the Annual Meeting. Your recent brokerage statement or letter from your bank or broker is an example of proof of ownership. If you arrive at the Annual Meeting without an admission ticket, we will admit you only if we are able to verify that you are a St. Paul Travelers shareholder.

PLEASE VOTE AS SOON AS POSSIBLE BY MAIL, PHONE OR INTERNET. INSTRUCTIONS ON THESE THREE DIFFERENT WAYS TO VOTE BY PROXY ARE FOUND ON THE ENCLOSED PROXY FORM. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

Bruce A. Backberg Corporate Secretary

June 11, 2004

PROXY STATEMENT

THE ST. PAUL TRAVELERS COMPANIES, INC.
385 WASHINGTON STREET, ST. PAUL, MN 55102

This Proxy Statement and the accompanying form of proxy are being mailed to the shareholders of The St. Paul Travelers Companies, Inc. (the "Company") on or about June 11, 2004. These materials are being furnished to shareholders in connection with the solicitation, on behalf of the Board of Directors of the Company (the "Board"), of proxies for use at the Annual Meeting of Shareholders to be held on July 28, 2004 (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Any proxy may be revoked at any time prior to the Annual Meeting by giving written notice to the Corporate Secretary or other officer of the Company, or by delivering a duly executed and presented proxy bearing a later date.

The cost of soliciting proxies will be paid by the Company. In addition to solicitations by mail, employees of the Company may solicit proxies personally or by telephone, facsimile or other means without additional compensation. Arrangements will also be made with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and the Company will, upon request, reimburse them for their reasonable expenses in so doing. Morrow & Co., Inc., New York, NY, has been engaged by the Company to assist in the solicitation of proxies for an anticipated fee of approximately $12,000, plus reimbursement of out-of-pocket costs and expenses.

The record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting has been established as the close of business on June 4, 2004. As of that date there were 668,300,980 shares of common stock and 654,822 shares of Series B convertible preferred stock outstanding. The holders of common stock and Series B convertible preferred stock vote as one class on all matters at the Annual Meeting. Each share of common stock is entitled to one vote, and each share of Series B convertible preferred stock is entitled to eight votes.

Under Minnesota law and the Company's bylaws, the presence in person or by proxy of a majority of the aggregate voting power of the shares of common stock and Series B convertible preferred stock entitled to vote constitutes the quorum necessary for shareholders to take action at the Annual Meeting. Shares represented in person or by proxy at the Annual Meeting will be counted for quorum purposes regardless of whether the shareholder or proxy abstains on a particular proposal or whether a broker with discretionary authority is unable to exercise such authority with respect to a particular proposal (a "broker non-vote").

        Directors are elected by a plurality of the votes present and entitled to vote for the election of directors. To approve the Auditor Proposal, a majority of the votes present and entitled to vote on the proposal must vote in favor of the proposal. To approve the Plan Proposal, a majority of the votes present and entitled to vote on the proposal must vote in favor of the proposal, provided that the total vote cast represents a majority in interest of all securities entitled to vote on the proposal. An abstention with regard to the Auditor Proposal or the Plan Proposal will not be counted as a vote in favor of such proposal and, as a result, will have the effect of a vote against such proposal. In addition, an abstention will not be counted as a vote cast for purposes of determining whether a majority in interest of securities has voted on the Plan Proposal. A broker non-vote with respect to the Auditor Proposal or the Plan Proposal will have no effect in determining whether the proposal has been approved, except that a broker non-vote will not be counted as a vote cast for purposes of determining whether a majority in interest of securities has voted on the Plan Proposal.

On April 1, 2004, Travelers Property Casualty Corp. ("Travelers") merged (the "Merger") with a subsidiary of The St. Paul Companies, Inc. ("St. Paul"), as a result of which Travelers has become a wholly owned subsidiary of St. Paul, now known as The St. Paul Travelers Companies, Inc. The Annual Meeting will be the first annual shareholders meeting of the combined company.

ITEM 1—ELECTION OF DIRECTORS

Pursuant to the Company's bylaws, the Board has set the number of directors at 23, effective April 1, 2004. The 23 directors to be elected at the Annual Meeting will hold office until the 2005 annual meeting of shareholders and until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the accompanying proxy form (the "proxy holders") intend to vote the proxies held by them for the election of the 23 nominees named below. The proxies cannot be voted for more than 23 candidates for director. However, if any of the 23 nominees has ceased being a candidate for election at the time of the meeting (a contingency which the Board does not expect to occur), such proxies may be voted in accordance with the best judgment of the proxy holders.

Nominees for Directors

Name	Age	Present Principal Occupation(a)	Director Since	Other Public Corporation Directorships
Howard P. Berkowitz	63	Chief Executive Officer, BlackRock HPB Management LLC (financial services company)	4-1-04(b)	None
Kenneth J. Bialkin	74	Partner, Skadden, Arps, Slate, Meagher & Flom LLP (law firm)	4-1-04(b)	Tecnomatix Technologies Ltd.
Carolyn H. Byrd	55	Chairman and Chief Executive Officer, GlobalTech Financial, LLC (financial services company)	5-1-01	RARE Hospitality International; AFC Enterprises; Circuit City Stores, Inc.
John H. Dasburg	61	Chairman and Chief Executive Officer, ASTAR Air Cargo Inc. (air freight service company)	2-2-94	Winn-Dixie Stores, Inc.
Leslie B. Disharoon	71	Retired Chairman and President, Monumental Corporation (insurance holding company)	4-1-04(b)	None
Janet M. Dolan	54	Chief Executive Officer and President, Tennant Company (manufacturer of nonresidential floor maintenance equipment and products)	5-1-01	Tennant Company; Donaldson Company, Inc.
Kenneth M. Duberstein	60	Chairman and Chief Executive Officer, The Duberstein Group (strategic advisory and consulting firm)	5-5-98	The Boeing Company; ConocoPhillips; Fannie Mae

Jay S. Fishman	51	Chief Executive Officer and President, The St. Paul Travelers Companies, Inc.	10-10-01	Nuveen Investments, Inc.; Platinum Underwriters Holdings, Ltd.
Lawrence G. Graev	59	Chief Executive Officer and President, The GlenRock Group, LLC (merchant banking firm); Of Counsel, King & Spalding (law firm)	5-7-02	None
Meryl D. Hartzband	49	Senior Principal and Investment Director, MMC Capital, Inc., a subsidiary of Marsh & McLennan Companies, Inc. (insurance brokerage and financial services)	4-1-04(b)	None
Thomas R. Hodgson	62	Retired President and Chief Operating Officer, Abbott Laboratories (global diversified health care company)	8-11-97	Intermune, Inc.
William H. Kling(c)	62	President, American Public Media Group; President, Minnesota Public Radio, Inc.; President, Greenspring Company (diversified media and catalog marketing)	11-7-89	Irwin Financial Corporation
James A. Lawrence	51	Executive Vice President and Chief Financial Officer, General Mills, Inc. (manufacturer and marketer of consumer food products)	5-6-03	Avnet, Inc.
Robert I. Lipp	66	Chairman, The St. Paul Travelers Companies, Inc.	4-1-04(b)	Accenture Ltd; Bank One Corporation
Blythe J. McGarvie	47	President, Leadership for International Finance (private business consulting firm)	4-1-04(b)	Accenture Ltd; Lafarge North America Inc.; The Pepsi Bottling Group, Inc.

Glen D. Nelson, M.D.	67	Retired Vice Chairman, Medtronic, Inc. (manufacturer of biomedical devices)	5-5-92	Angiotech Pharmaceuticals, Inc.
Clarence Otis, Jr.	48	Executive Vice President, Darden Restaurants, Inc., and President of its Smokey Bones Restaurants Division (restaurant company)	4-1-04(b)	VF Corporation
Jeffrey M. Peek	57	President and Chief Operating Officer, CIT Group Inc. (commercial and consumer finance company)	4-1-04(b)	CIT Group, Inc.
Nancy A. Roseman	45	Dean, Williams College	4-1-04(b)	None
Charles W. Scharf	39	Chief Executive Officer, Retail Division, Bank One (banking and financial services)	4-1-04(b)	None
Gordon M. Sprenger	67	Retired Chief Executive Officer and President, Allina Hospitals and Clinics (not-for-profit health care system)	5-2-95	Medtronic, Inc.
Frank J. Tasco	76	Retired Chairman of the Board and Chief Executive Officer, Marsh & McLennan Companies, Inc. (insurance brokerage and financial services)	4-1-04(b)	Axis Specialty Limited
Laurie J. Thomsen	47	Former General Partner, Prism Venture Partners (venture capital)	4-1-04(b)	The Horizons Initiative; New Profit, Inc.

(a)
Principal employment of nominees in the past five years. Mr. Berkowitz founded HPB Associates, an investment management firm, where he served as Managing General Partner from 1980 until April 2003 when he sold a majority interest to BlackRock, Inc. and became Chief Executive Officer of BlackRock HPB. Prior to assuming her current responsibilities in 2000, Ms. Byrd served in a number of senior executive positions with The Coca-Cola Company from 1977 until September 2000. Effective March 31, 2001, Mr. Dasburg resigned from the offices of Chief Executive Officer and President of Northwest Airlines, Inc., after serving in those roles for 12 years. He served as Chief Executive Officer and President of Burger King Corporation from April 2001 through January 2003, and as Chairman of Burger King from April 2001 to March 2003. Prior to assuming her current duties as Chief Executive Officer and President of Tennant Company, Ms. Dolan served in a number of senior executive positions with Tennant Company since joining it in 1986. Prior to assuming his current responsibilities on April 1, 2004, Mr. Fishman was Chairman, Chief Executive Officer and President of The St. Paul Companies, Inc. Prior to October 11, 2001, Mr. Fishman served as Chairman, Chief Executive Officer and President of The Travelers Insurance Group and as Chief Operating Officer-Finance and Risk, of Citigroup Inc. He held various executive positions with Citigroup and its predecessor since 1989 and with Travelers since 1993. Mr. Graev assumed his current position with The GlenRock Group on December 1, 2000, and he has been Of Counsel to King & Spalding since June 2001. Prior to that, Mr. Graev was a partner of the O'Sullivan Graev & Karabell law firm from 1973 until June 2001. Ms. Hartzband joined MMC Capital in 1999 as Principal and Investment Director. Mr. Lipp served as Chairman and Chief Executive Officer of Travelers from December 2001 to April 2004, Chairman of the Board of Travelers Insurance Group Holdings, Inc. ("TIGHI") from 1996 to 2000 and from January 2001 to October 2001 and Chief Executive Officer and President of TIGHI from 1996 to 1998. Ms. McGarvie was the Executive Vice President and Chief Financial Officer at BIC Group from 1999 to 2002, and served as Senior Vice President and Chief Financial Officer of Hannaford Bros. Co., a food retailer, from 1994 to 1999. Dr. Nelson served as Vice Chairman of Medtronic for 14 years prior to his retirement in March 2002. Prior to his current position at Darden Restaurants, Inc., Mr. Otis held other executive positions at that company, including Chief Financial Officer from 1999 to 2002. Before joining CIT Group in September 2003, Mr. Peek was Vice Chairman of Credit Suisse First Boston since 2002. From 1983 to 2001, he held various executive positions at Merrill Lynch, including Executive Vice President from 1997 to 2001. Ms. Roseman has been Dean of Williams College since 2000 and has been a Professor of Biology at the school since 1991. Mr. Scharf was the Chief Financial Officer/Executive Vice President at Bank One from 2000 to 2002; the Chief Financial Officer of the Corporate and Investment Bank at Citigroup from 1999 to 2000; and the Chief Financial Officer at Salomon Smith Barney from 1997 to 1999. Mr. Sprenger retired from Allina Hospitals and Clinics in September 2001 after serving as its Chief Executive Officer and President since August 1994. Ms. Thomsen was a Co-founding General Partner of Prism Venture Partners, from 1995 to 2000, and she continued as a retiring General Partner of that firm until June 1, 2004, when her active involvement with Prism Venture Partners ceased. All other nominees have been employed during the past five years as they presently are employed. None of the entities listed under "Other Public Corporation Directorships" is an affiliate of the Company, except Nuveen Investments, Inc., which is approximately 79% owned by the Company. The Company has a 14% ownership interest in, and certain other relationships with, Platinum Underwriters Holdings, Ltd.

(b)
Prior to becoming directors of the Company on April 1, 2004, the following individuals were directors of Travelers from the dates indicated until the Merger: Mr. Berkowitz, since September 2002; Mr. Bialkin, since May 2002; Mr. Disharoon, since May 2002; Ms. Hartzband, since September 2002; Mr. Lipp, since December 2001; Ms. McGarvie, since July 2003; Mr. Otis, since September 2002; Mr. Peek, since September 2002; Ms. Roseman, since September 2002; Mr. Scharf, since September 2002; Mr. Tasco, since May 2002; and Ms. Thomsen, since September 2002.

(c)
Mr. Kling is also a director of The Capital Group, American Funds, including the New Perspective Fund, Inc., the New World Fund, the EuroPacific Growth Fund, and the SMALLCAP World Fund, and a trustee of the New Economy Fund.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Board Compensation

The value of the director compensation program and the importance and appropriateness of each of its components are reviewed annually by the governance committee, which considers, among other things, the results of independent surveys and director compensation programs of peer companies. The objectives of the program are to establish and maintain a program designed to closely align the interests of directors with shareholders and to attract and retain highly qualified directors with total pay opportunity ranking at least in the second quartile of comparable companies. The governance committee reports to the Board, which considers and approves the program.

The Board has established a target for ownership of the Company's common stock for outside directors at a value of four times the directors' annual retainer (currently $50,000 per year). Each new director will be asked to meet or exceed that target within four years of election to the Board.

Annual Retainer and Committee Chair Fees. The Board has approved a new Director Compensation Program, effective May 30, 2004, which provides non-employee directors with compensation comprised of a $50,000 annual retainer, an annual deferred stock award valued at $50,000 and an annual stock option award with a Black-Scholes (or similar) value of $40,000. Also, the chair of the audit committee is paid an additional $25,000 annually, audit committee vice chairs are each paid an additional $10,000 annually, the chair of the compensation committee is paid an additional $20,000 annually and the chair and co-chairs of the risk, governance and investment and capital markets committees are each paid an additional $15,000 annually. In addition, each non-employee director is entitled to reimbursement of up to $3,000 each year for expenses incurred for director education.

Directors may elect to have all or any portion of their annual retainer and any committee chair fees paid in cash or in common stock or deferred through the Deferred Compensation Plan for Non-Employee Directors and "invested" in deferred stock units. Any director who elects to have any of his or her fees paid in common stock or credited to his or her Deferred Compensation Plan account as deferred stock units will be deemed to have purchased shares on the date the fees would otherwise have been paid in cash. The value of deferred stock units rises or falls as the price of Company common stock fluctuates in the market. Also, dividend equivalents on those units are "reinvested" in additional deferred stock units. Distributions are made in the form of shares of Company stock on pre-designated dates, usually following termination of service as a director. Shares of common stock issued in payment of current or deferred fees will be awarded under the Company's 2004 Stock Incentive Plan, if it is approved by shareholders at the Annual Meeting.

Deferred Stock Award. As of the date of each of the Company's annual meetings of shareholders, each non-employee director will be awarded $50,000 of deferred stock units, which will vest one year after the date of award. These awards will be made under the Company's 2004 Stock Incentive Plan, if it is approved by shareholders at the Annual Meeting. Dividend equivalents attributable to the deferred stock units will be deemed reinvested in additional deferred stock units. The accumulated deferred stock units in a director's account will be distributed in the form of shares of the Company's common stock at the director's election in a lump sum or annual installments beginning at least six months following termination of service as a director.

Stock Options. Annual non-qualified stock option grants with a Black-Scholes (or similar) value on the date of grant of $40,000 will be made to each non-employee director under the Company's 2004 Stock Incentive Plan, if it is approved by shareholders at the Annual Meeting. Such options will have an exercise price equal to the fair market value of the Company's common stock on the date of grant and become exercisable one year after the date of grant. These options will terminate 10 years after the date of grant, or any earlier time set by the compensation committee at the time of option grant. Special provisions apply in the case of death of an optionee or in the case of a Change of Control, as defined in the 2004 Stock Incentive Plan described herein.

Prior to the Merger, non-employee directors of St. Paul received compensation comprised of a $22,500 annual retainer, a $1,000 meeting fee in respect of each board and committee meeting attended, an annual stock option award of 6,000 shares of Company common stock and participation in the Directors' Charitable Award Program and the Deferred Stock Plan for Non-Employee Directors under which an annual award of deferred stock units valued at $25,000 was made to each non-employee director. Also, non-employee directors who chaired a committee during that time received an annual fee of $4,000. Under the Charitable Award Program, each director was able to designate up to four tax-exempt charitable, educational, or other organizations to receive contributions from the Company over a period of ten years following the death of the director, in an aggregate amount of up to $1 million per director. All St. Paul directors became fully vested in this program on April 1, 2004, upon the consummation of the Merger. This program, which is funded by life insurance on the lives of St. Paul directors, has been discontinued. However, the program will continue to be actively administered with respect to the vested interests of former St. Paul directors. All donations ultimately paid by the Company under this program should be deductible against Federal and other income taxes payable by the Company.

Information concerning the 2003 compensation program for Travelers directors for their service on Travelers board of directors is included in Travelers Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission (the "SEC").

Director Tenure Program

A Board guideline provides that each director with 15 or more years of service and each director who will be at least 70 years old on or before the date of the next annual shareholders' meeting shall tender his or her resignation to the chair of the governance committee by November 20 of each year indicating his or her intent not to stand for re-election at the subsequent annual meeting of the shareholders. Additionally, upon a substantial change in principal employment, a director should tender his or her resignation. If, however, upon review, the governance committee determines that there is a continuing need on the Board for the type of qualifications the resigning director provides, then such director may be asked by the governance committee to become a candidate for re-election. The age guideline was not applied to former Travelers directors, as the current Board composition was determined by agreement in connection with the Merger.

Corporate Governance

The governance committee of the Board and the full Board held their first meetings after the Merger on April 27 and 28, 2004, respectively. At those meetings the governance committee and the full Board reviewed the Company's Corporate Governance Guidelines ("Governance Guidelines") and the criteria for determining whether a director is independent from management and the Company. Acting upon the recommendations of the governance committee, the Board adopted various changes to the Governance Guidelines and adopted standards regarding director independence. The governance committee and each other committee conducts an annual review of each committee's charter. The Governance Guidelines, committee charters and other corporate governance information are available on the corporate governance page of the Investors section on the Company's Internet website, www.stpaultravelers.com.

Director Independence

Under the Governance Guidelines and New York Stock Exchange ("NYSE") rules, the Board must have a majority of directors who meet the applicable NYSE criteria for independence. The Board must determine, based on all of the relevant facts and circumstances, whether each director satisfies the criteria for independence, which include that a director must not have a material relationship with the Company, either directly or indirectly as a partner, shareholder or officer of another organization that has a relationship with the Company.

The Board has established the guidelines set forth below to assist it in making independence determinations:

  a.
  A director will not be independent if currently, or within the preceding three years: (i) the director is or was employed by the Company or any of its subsidiaries; (ii) an immediate family member (as defined in NYSE rules) of the director is or was employed by the Company or any of its subsidiaries as an executive officer; (iii) the director is or was employed by or affiliated with the Company's present or former internal auditor or independent auditor; (iv) an immediate family member of the director is or was employed in a professional capacity by, or affiliated with, the Company's present or former internal auditor or independent auditor; (v) the director is or was part of an interlocking directorate in which an executive officer of the Company serves or served on the compensation committee of another company that concurrently employs or employed such a director or an immediate family member of the director, as an executive officer; or (vi) the director or his or her immediate family member receives or received from the Company any compensation, fees or benefits in an amount greater than $100,000, other than (a) pursuant to standard compensation arrangements applicable to non-employee directors generally; (b) compensation paid to an immediate family member of a director who is a non-executive employee of the Company.

  b.
  The following commercial relationships will be considered to be material relationships that would impair a director's independence until three years after such relationships cease: a director is an executive officer (or holds an equivalent position) or an employee, or the director's immediate family member is an executive officer, of another company that does business with the Company and the payments to, or payments from, the Company are, in any single fiscal year, more than the greater of $1 million or 2% of the consolidated gross revenues of the other company, in each case measured by the last completed fiscal year of the other company. Any such commercial relationship involving payments of less than the greater of such amounts will be considered to be a relationship that does not impair independence.

  c.
  The following charitable relationships will be considered to be material relationships that would impair a director's independence until three years after such relationships cease: a director serves as an officer, director or trustee of a charitable organization, and the Company's discretionary charitable contributions to the organization exceed 5% of that organization's total annual operating expenses (the Company's matching of employee charitable contributions will not be included in the amount of the Company's contributions for this purpose). Any such charitable relationship not involving contributions exceeding the 5% test described above will be considered to be a relationship that does not impair independence.

          The Board will annually review all commercial and charitable relationships of directors.

Independence Determinations

Based upon the above independence guidelines, the Board has determined that all of the Company's non-employee directors are independent, except Mr. Bialkin, Mr. Berkowitz, Ms. Hartzband and Ms. Roseman. Messrs. Lipp and Fishman, who are executive officers of the Company, are not considered independent. Therefore, 74% of the Board is composed of independent directors.

Board Committees

There are six standing committees of the Board: the audit committee, the executive committee, the investment and capital markets committee, the compensation committee, the governance committee and the risk committee. Current members of the individual committees are named below:

Audit	Executive	Investment and Capital Markets
F.J. Tasco (Chair) B. McGarvie (Vice Chair) J.H. Dasburg (Vice Chair) C.H. Byrd T.R. Hodgson W.H. Kling C. Otis L.J. Thomsen	R.I. Lipp (Co-Chair) J.S. Fishman (Co-Chair) J.H. Dasburg L.B. Disharoon T.R. Hodgson B. McGarvie G.D. Nelson F.J. Tasco	J.H. Dasburg (Chair) K.J. Bialkin C.H. Byrd M.D. Hartzband W.H. Kling N.A. Roseman C.W. Scharf G.M. Sprenger
Compensation	Governance	Risk
L.B. Disharoon (Chair) K.M. Duberstein L.G. Graev B. McGarvie G.D. Nelson J.M. Peek	L.B. Disharoon (Co-Chair) G.D. Nelson (Co-Chair) J.M. Dolan K.M. Duberstein L.G. Graev J.M. Peek F.J. Tasco L.J. Thomsen	T.R. Hodgson (Chair) H.P. Berkowitz J.M. Dolan M.D. Hartzband J.A. Lawrence C.W. Scharf G.M. Sprenger L.J. Thomsen

AUDIT COMMITTEE

The Board has adopted a written charter for the audit committee, which is included as Annex A to this Proxy Statement. All members of the committee are "independent," as defined by the Company's Governance Guidelines, the NYSE listing standards applicable to audit committees and the Board in general and Section 301 of the Sarbanes-Oxley Act of 2002. The duties and responsibilities of the audit committee are contained in its charter and include the following:

  •
  Serve as an independent and objective body to assist the Board in its oversight of the Company's financial reporting principles and policies and internal audit controls and procedures.

  •
  Review and appraise the activities of the independent auditors.

  •
  Evaluate the independence of the independent auditors.

  •
  Review and pre-approve the fees charged by the independent auditors for audit and non-audit services.

  •
  Review reports and other communications between management and the independent auditors with respect to the independent auditors' evaluation of the design or operation of internal controls.

In addition, the audit committee selects the Company's independent auditors, and it pre-approves all audit and permitted non-audit services and fees of the independent auditors.

EXECUTIVE COMMITTEE

The Board has granted to the executive committee, subject to certain limitations, the broad responsibility of having and exercising the authority of the Board in the management of the business of the Company in the interval between meetings of the Board.

INVESTMENT AND CAPITAL MARKETS COMMITTEE

The investment and capital markets committee assists the Board in exercising its oversight of the financial activities and condition of the Company through periodic reviews of financial policy, investment policy, capital structure and capital expenditures and through a review of such other fiscal matters as may be appropriate. The duties and responsibilities of the investment and capital markets committee are to review and monitor the following and make reports and recommendations to the Board concerning these matters:

  •
  Financial policies of the Company relating to capital structure (including such matters as debt limits, dividend policy and the sale, repurchase or split of the Company's equity securities).

  •
  Investment policies for the Company and designated subsidiaries and the investment performance thereof.

  •
  The Company's capital needs and financing arrangements, the Company's ability to access capital markets (including the Company's debt ratings) and management's financing plans.

  •
  The Company's policies and procedures for investment risk management.

COMPENSATION COMMITTEE

The compensation committee, which is composed entirely of "independent" directors as defined by the Company's Governance Guidelines and NYSE listing standards, assists the Board in carrying out its responsibilities with respect to (a) Chairman and Chief Executive Officer ("CEO") compensation and performance, (b) compensation for the executive management group, (c) executive compensation programs, (d) employee benefit programs, (e) personnel policies and (f) Chairman and CEO succession and organizational planning. The duties and responsibilities of the compensation committee are to:

  •
  Review and approve the general compensation philosophy of the Company.

  •
  Review and approve any major compensation and benefit plans of the Company or any material changes to such plans, and ensure the proper administration of such plans.

  •
  Review regulatory compliance with respect to compensation matters, including ensuring reasonable efforts are made to structure compensation programs to preserve tax deductibility.

  •
  Review and approve all stock option, restricted stock, performance share and similar stock-based grants.

  •
  Review and approve proposed termination payments to any current or former executive officer of the Company.

  •
  Establish stock ownership guidelines for the Chairman, the CEO and executive management and monitor compliance therewith.

  •
  Review at least annually succession plans for the Chairman, the CEO and executive management.

  •
  Review and approve the salary, corporate goals and individual objectives of the Chairman and the CEO, evaluate the performance of the Chairman and the CEO considering these goals and objectives and determine the compensation of the Chairman and the CEO based on these evaluations.

  •
  Review and approve the compensation, performance goals and objectives of the CEO's direct reports.

GOVERNANCE COMMITTEE

The governance committee provides counsel to the Board with respect to its organization, membership and function, committee structure, director compensation and corporate governance. All members of the governance committee are "independent" as defined by the Company's Governance Guidelines and NYSE listing standards. The functions of the governance committee are to:

  •
  Identify and recommend to the Board qualified persons for election and re-election as directors or for appointment to any committee of the Board.

  •
  Review the criteria for Board membership and the Board's composition and make appropriate recommendations for changes.

  •
  Review and make recommendations to the Board regarding the composition of Board committees.

  •
  Review the performance and functioning of the Board and the fulfillment of its responsibilities.

  •
  Review the director compensation program and recommend changes to the Board when appropriate.

  •
  Review the director retirement and tenure policies and recommend appropriate changes to the Board.

  •
  Review corporate governance issues and shareholder proposals and make recommendations to the Board.

In determining which persons may be qualified as candidates for election to the Board, the governance committee weighs the independence, skill, and experience of each possible candidate, the present need on the Board for that type of experience and skill and the willingness and availability of such person(s) to serve. In considering candidates for the Board, the governance committee considers the following criteria: personal qualities and characteristics, accomplishments and reputation in the business community; current knowledge and contacts in the communities in which the Company does business and in the Company's industry or other industries relevant to the Company's business; ability and willingness to commit adequate time to Board and committee matters; the fit of the individual's skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and diversity of viewpoints, background, experience and other demographics. As the application of these factors involves the exercise of judgment, the governance committee does not have a set of minimum qualifications that a nominee must meet for a position on the Board.

In identifying new director candidates, the governance committee seeks advice and names of candidates from members of the governance committee, other members of the Board, members of senior management and other sources. The governance committee may also, but need not, retain a professional search firm in order to assist it in these efforts. The governance committee then meets to discuss and consider such candidates' qualifications and independence and solicits input from other directors. Those prospective candidates who appear likely to be able to fill a significant need of the Board and satisfy the criteria described above would be contacted by a director to discuss the position. If there appeared to be sufficient interest, the prospective candidate would be interviewed by one or more members of the governance committee. If the governance committee, based on the results of these contacts, believed it had identified a viable candidate, it would discuss the matter with the full Board. The governance committee follows the same process and uses the same criteria for evaluating candidates, whether proposed by Company shareholders, members of the Board, members of senior management or other sources.

Shareholders who would like to propose a director candidate for consideration by the governance committee may do so by submitting the candidate's name, résumé and biographical information to the attention of the Corporate Secretary, The St. Paul Travelers Companies, Inc., 385 Washington Street, Saint Paul, MN 55102. All proposals for nomination received by the Corporate Secretary will be presented to the governance committee for its consideration.

RISK COMMITTEE

The risk committee provides counsel to the Board with respect to exercising its oversight of the operational activities of the Company and the timely identification, mitigation and management of those risks that could have a material impact on the Company. The functions of the risk committee are to review and advise the Board regarding the Company's strategies, processes and controls pertaining to the underwriting of insurance, settlement of claims, management of catastrophe exposure, retention of insured risk and appropriate levels of reinsurance, credit risk exposure, business continuity and crisis management.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. The chairpersons of the governance committee, currently Mr. Disharoon and Mr. Nelson, chair all executive sessions of the Board and serve as the focal point for discussions among non-employee directors.

Board and Committee Meetings

During 2003, the St. Paul board of directors met on seven occasions. The compensation committee met four times, the governance committee met four times, the audit committee met fourteen times and the risk committee (which replaced St. Paul's finance committee during 2003) met twice. The executive committee and the investment and capital markets committee (which was created by the Board on April 1, 2004) did not meet in 2003.

During 2003, the Travelers board of directors met eleven times. Its compensation and governance committee met eight times, its investment and finance committee met six times and its audit committee met twelve times.

Attendance at Meetings

Attendance of St. Paul directors at the 2003 St. Paul board and committee meetings averaged 97 percent. Attendance at Travelers 2003 board and committee meetings averaged 93 percent. During 2003, each director of St. Paul and Travelers attended 75 percent or more of the combined total meetings of the board and committees of the board on which the director served. The Company encourages all of the directors to attend each annual meeting of shareholders. To that end, and to the extent reasonably practicable, the Company regularly schedules a meeting of the Board on the same day as the annual meeting of shareholders. Eleven of the twelve St. Paul directors were present at the 2003 annual meeting of the St. Paul shareholders, and all twelve Travelers directors were present at the 2003 annual meeting of Travelers shareholders.

Shareholder Communications

As described in the Company's website at www.stpaultravelers.com, shareholders who wish to communicate with a member or members of the Board, including either co-chair of the governance committee, the non-employee directors as a group or the audit committee, may do so by addressing their correspondence as follows: if intended for the full Board, to the Chairman of the Board; if intended for one or more non-employee directors, to either co-chair of the governance committee; and if intended for the audit committee, to the chairman of the audit committee. All such correspondence should be sent to the following address: c/o Bruce A. Backberg, Corporate Secretary, The St. Paul Travelers Companies, Inc., 385 Washington Street, St. Paul, MN 55102. The office of the Corporate Secretary will forward correspondence to the appropriate person or persons.

ITEM 2—AUDITOR PROPOSAL

The independent certified public accounting firm of KPMG LLP ("KPMG") has been selected by the audit committee of the Board to act as the independent auditors for the Company and its subsidiaries for the current fiscal year. At the Annual Meeting, the shareholders will be asked to ratify the audit committee selection. The shares represented by the accompanying proxy will be voted for the ratification of the selection of KPMG unless otherwise specified by the shareholder. KPMG, which has served as independent auditors of St. Paul and its subsidiaries since 1968 and of Travelers and its predecessors since December 1993, will have a representative present at the Annual Meeting. The representative will have an opportunity to make a statement at the meeting and will also be available to respond to appropriate questions of the shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG for the audit of St. Paul's and Travelers annual financial statements for 2003 and 2002, and fees billed for other services rendered by KPMG in those years. The 2003 and 2002 fees listed below for St. Paul include fees for such services provided to St. Paul's international operations, its operations at Lloyd's of London and

Nuveen Investments, Inc., which is approximately 79% owned by St. Paul.

	St. Paul		Travelers
	2003	2002	2003	2002
Audit fees(1)	$6,145,156	$5,624,470	$2,926,820	$2,410,360
Audit-related fees(2)	$1,506,158	$2,138,034	$628,414	$225,000
Tax fees(3)	$1,027,446	$1,052,910	$100,250	$60,587
All other fees(4)	$59,494	$0	$0	$1,295

(1)
For both St. Paul and Travelers, both years include fees for audits of financial statements, reviews of quarterly financial statements and related reports and reviews of registration statements and certain periodic reports filed with the Securities and Exchange Commission.

(2)
In 2003, services for St. Paul primarily consisted of fees for Sarbanes-Oxley Act documentation assistance, consultation related to financial accounting and reporting standards, review of regulatory filings, consultation on proposed transactions and audit work on benefit plans and funds and other attestation and certification services. In 2002, services for St. Paul consisted primarily of fees for accounting consultation and audit work in connection with St. Paul's transaction with Platinum Underwriters Holdings, Ltd. and also included fees for review of regulatory filings, work on proposed transactions and audit work on benefit plans and funds and other attestation and certification services. Professional services received by Travelers in both 2003 and 2002 related primarily to the audits of employee benefit plans, due diligence services, statutory reserve reporting services and reports on internal controls.

(3)
Both years for St. Paul include fees related to domestic and international tax planning and tax return preparation and assistance, primarily for expatriates. For Travelers, both years include fees related to tax return preparation and other tax compliance services.

(4)
The fees billed for all other services provided to St. Paul by KPMG in 2003 were paid for KPMG's review of St. Paul's corporate audit function. The fees billed for all other services provided to Travelers by KPMG in 2002 were paid for services involving certain training projects.

The audit committee of the Board considered whether providing the non-audit services shown in this table is compatible with maintaining KPMG's independence. All of the non-audit services performed after May 6, 2003 were pre-approved by the respective audit committee.

The charter of the audit committee provides that the committee is responsible for pre-approving, or adopting appropriate procedures to pre-approve, all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor. The committee has delegated the authority to grant such pre-approvals to the committee chair, whose approvals are then reported to the full committee at its next regular meeting. The procedures for pre-approving all audit and non-audit services provided by the independent auditor include the committee reviewing, on a quarterly basis, a list of the specific services that the independent auditor will provide and approving the described services within specified dollar limits. The committee quarterly monitors the services rendered by, and actual fees paid to, the independent auditor to ensure that such services are within the parameters approved by the committee.

AUDIT COMMITTEE REPORT

The role of the audit committee is to assist the Board in its oversight of the Company's financial reporting process. The Board has determined that three members of the audit committee, Frank J. Tasco, John H. Dasburg and Blythe McGarvie, are "audit committee financial experts," as defined in SEC rules. The committee operates pursuant to a charter which is reviewed annually by the committee. A copy of the audit committee charter is attached to this Proxy Statement as Annex A. Additionally, a brief description of the primary responsibilities of the committee is included in this Proxy Statement under the discussion of "Board Committees." As set forth in the attached charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting principles and the Company's internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

Prior to the Merger, in the performance of their oversight function, the audit committees of both St. Paul and Travelers reviewed and discussed the audited financial statements of the respective companies with their respective management and the independent auditors. The committees also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the committees received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the auditors the auditors' independence.

Based upon the review and discussions described in the preceding paragraph, the audit committees of St. Paul and Travelers recommended to their respective boards of directors that the audited financial statements of St. Paul and Travelers, respectively, be included in the respective St. Paul and Travelers Annual Reports on Form 10-K for the year ended December 31, 2003 filed with the SEC.

Submitted by the audit committee of the Company's Board of Directors:

Frank J. Tasco (Chair), John H. Dasburg (Vice-Chair), Blythe McGarvie (Vice-Chair), Carolyn H. Byrd, Thomas R. Hodgson, William H. Kling, Clarence Otis, Jr. and Laurie J. Thomsen.

ITEM 3—APPROVAL OF THE ST. PAUL TRAVELERS COMPANIES, INC. 2004 STOCK INCENTIVE PLAN

On April 27 and 28, 2004, the compensation committee and the Board, respectively, approved The St. Paul Travelers Companies, Inc. 2004 Stock Incentive Plan (the "2004 Stock Plan"), subject to shareholder approval at the Annual Meeting. The Company believes that providing stock-based awards to its employees provides a performance incentive that aligns the interests of employees, including senior management, with those of our shareholders. The Company is seeking shareholder approval of the 2004 Stock Plan at this time for the following reasons:

  •
  After the Merger that occurred on April 1, 2004, the Company had approximately 30,200 employees eligible to receive stock grants.

  •
  By its terms, The St. Paul Amended and Restated 1994 Stock Incentive Plan (the "1994 Stock Plan") expired on May 4, 2004 and may not be used for future stock grants; however, outstanding grants are not affected by the 1994 Stock Plan's termination, including the grant of reload options related to prior option grants under the 1994 Stock Plan, as described below under "Reload Options." The 1994 Stock Plan had 33.4 million shares of common stock authorized for grant, 20,922,727 of which were reserved for outstanding grants when the 1994 Stock Plan terminated and 6,996,461 of which remained available for future grant when the 1994 Stock Plan terminated. None of these 6,996,461 remaining shares will be available for grant under the 2004 Stock Plan. However, in limited instances described below under "Number of Shares Available for Issuance," shares subject to outstanding awards under the 1994 Stock Plan may become available for issuance under the 2004 Stock Plan in connection with events such as forfeitures, terminations, cancellations, cash settlements and tender of shares related to the outstanding awards.

  •
  The St. Paul Global Stock Option Plan (the "Global Stock Option Plan") originally had 3,200,000 shares authorized for grant, 1,246,408 of which were reserved for outstanding grants and 1,797,121 shares of common stock were available for future grants as of April 30, 2004. St. Paul ceased granting awards under the Global Stock Option Plan after 2001 and, since that time, the Company has had no intention of making any future grants under this plan. If the 2004 Stock Plan is approved by the Company's shareholders at the Annual Meeting, then the Global Stock Option Plan will be formally terminated, the 1,797,121 shares remaining will not be used for future grants and will not be available under the 2004 Stock Plan.

  •
  In connection with the Merger, the Company assumed the Travelers Property Casualty Corp. 2002 Stock Incentive Plan (the "Travelers Stock Plan"), and all outstanding stock options and other stock-based awards under that plan were converted into awards to acquire Company common stock. There are approximately 52 million shares of common stock authorized under the Travelers Stock Plan, after adjusting the number of previously authorized Travelers shares in order to reflect the Merger. After deducting from that amount the Travelers grants that were converted to Company grants in the Merger, and any grants that occurred after the Merger, as of April 30, 2004, 29,970,139 shares were reserved for outstanding grants and 15,734,800 shares of common stock were available for future grants under the Travelers Stock Plan.

  •
  If the 2004 Stock Plan is approved by the Company's shareholders at the Annual Meeting, the Travelers Stock Plan will terminate, and the 15,734,800 shares remaining will not be used for future grants and will not be available under the 2004 Stock Plan. However, in limited instances described below under "Number of Shares Available for Issuance," shares subject to outstanding awards under the Travelers Stock Plan may become available for issuance under the 2004 Stock Plan in connection with events such as forfeitures, terminations, cancellations, cash settlements and tender of shares related to the outstanding awards. Outstanding grants will not be affected by the Travelers Stock Plan's termination, including the grant of reload options related to prior option grants under the Travelers Stock Plan, as described below under "Reload Options." If the Company's shareholders do not approve the 2004 Stock Plan, the Travelers Stock Plan will not terminate, but instead the remaining shares will be available for grant as described in the next paragraph.

  •
  Except for the Travelers Stock Plan and the Global Stock Option Plan, the Company does not have any other equity compensation plan pursuant to which stock-based awards can be made. The Company believes that the number of shares available for grant under the Travelers Stock Plan is not sufficient to enable the Company to meet its employee stock incentive strategy. Also, under NYSE equity plan rules, the shares available under the Travelers Stock Plan may not be used for grants to individuals who were employees of St. Paul or its subsidiaries immediately prior to the Merger. Accordingly, if the 2004 Stock Plan is not approved, no stock-based grants could be made to these legacy St. Paul employees without shareholder approval of some other plan or arrangement, except for some limited arrangements allowed by the NYSE equity plan rules.

  •
  The Company believes that the 35 million shares of common stock that would be authorized under the 2004 Stock Plan is reasonable and will provide a sufficient pool of shares of common stock for future grants of stock options and other stock awards to employees, directors and other eligible persons.

The following table provides certain information regarding outstanding equity awards, weighted average exercise prices and shares remaining available under the 1994 Stock Plan and the Travelers Stock Plan, as of December 31, 2003.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	49,935,201	(2)	$40.17 per share	(2)	26,634,774	(4)
Equity compensation plans not approved by security holders(1)	629,107	(3)	$39.36 per share	(3)	—

Total	50,564,308	(2)	$40.16 per share	(2)	26,634,774	(4)

(1)
The 1994 Stock Plan, the St. Paul Global Stock Option Plan, the St. Paul Deferred Stock Plan for Non-Employee Directors, certain plans for St. Paul's U.K. employees and the Travelers Stock Plan are the only equity compensation plans of the Company. All such plans, except those for international employees, were approved by the respective shareholders of St. Paul and Travelers prior to the Merger.

(2)
Includes 19,512,662 shares underlying stock options that were granted under the 1994 Stock Plan and the Global Stock Option Plan and 30,422,539 shares underlying stock options of the Travelers Stock Plan that were converted to stock options to purchase Company common stock in connection with the Merger. The weighted average exercise price in column (b) of the table also reflects stock options under the 1994 Stock Plan, the Global Stock Option Plan and the Travelers Stock Plan.

(3)
The St. Paul International 1988 Stock Option Plan and The St. Paul Holdings 1996 Stock Option Plan were established to grant options to certain eligible employees of St. Paul's U.K. operations. The options granted under these plans were priced at the market price of the Company's common stock on the date of grant and were eligible for exercise at any time from three to ten years after the date of grant. No additional options will be granted under these plans.

  In April 1998, St. Paul merged with USF&G Corporation ("USF&G"), and the outstanding options to purchase USF&G stock were converted into options to purchase St. Paul's common stock. On December 31, 2003, 595,331 shares were subject to outstanding options pursuant to that conversion, of which 567,374 (with a weighted average exercise price of $38.64) related to plans approved by USF&G shareholders prior to the merger, and 27,957 (with a weighted average exercise price of $24.39) related to plans that had not been approved by USF&G shareholders prior to the merger. No additional options could be granted under those plans subsequent to the April 1998 merger. These options are not included in the preceding table.

(4)
Under the 1994 Stock Plan, prior to its termination, and under the Travelers Stock Plan, the compensation committee may make various stock-based awards including grants of restricted stock and stock appreciation rights. In addition, shares covered by outstanding awards may become available for new awards if, among other things, the outstanding awards are forfeited or otherwise are terminated before the awards vest and shares are issued. The amount in column (c) of the table was computed as of December 31, 2003 but reflects the Merger by (A) adding the 33,400,000 shares authorized under the 1994 Stock Plan and the 52,008,000 shares authorized under the Travelers Stock Plan to equal a total of 85,408,000 shares authorized; (B) adding back to the 85,408,000 shares authorized, as additional shares available for grant, any shares that were used to pay option exercise prices or tax withholdings and shares underlying awards that were unexercised, forfeited or cancelled, to the extent that the 1994 Stock Plan and the Travelers Stock Plan permitted such reauthorization of shares; and (C) then subtracting from the 85,408,000 shares of common stock authorized: (i) the 49,935,201 shares underlying outstanding options reported in column (a) in the table; (ii) outstanding shares of restricted stock; (iii) shares issued pursuant to options that were exercised; (iv) deferred shares under Travelers Compensation Plan for Non-Employee Directors (the "Travelers Directors Program"); and (v) shares that were issued upon the vesting of restricted stock awards. The 1,797,121 shares remaining available for issuance under the Global Stock Option Plan are not included in the preceding table because St. Paul ceased granting awards under the plan after 2001, and, since that time, the Company has had no intention of making any future grants under the Global Stock Option Plan. If the 2004 Stock Plan is approved by shareholders at the Annual Meeting, the Global Stock Option Plan will be formally terminated and the 1,797,121 shares remaining will not be used for future grants.

As of April 30, 2004, there were 52,139,274 shares subject to outstanding stock options and 2,998,203 shares of outstanding restricted stock or other stock-based awards under the 1994 Stock Plan, the Global Stock Option Plan and the Travelers Stock Plan. This leaves 15,734,800 shares available for the grant of awards under the Travelers Stock Plan, after taking account of option shares exercised, vested restricted stock, shares issued under the Travelers Stock Plan to non-employee directors and shares added back that were forfeited or were used to pay option exercise prices and/or tax withholdings. Given its termination on May 4, 2004, no shares are available for future grant under the 1994 Stock Plan. In addition, if shareholders approve the 2004 Stock Plan, no shares remaining under the Global Stock Option Plan or the Travelers Stock Plan will be available for future grant. In limited instances described below under "Number of Shares Available for Issuance," shares subject to outstanding awards under the 1994 Stock Plan and the Travelers Stock Plan may become available for issuance under the 2004 Stock Plan in connection with events such as forfeitures, terminations, cancellations, cash settlements and tender of shares related to the outstanding awards. The closing price of the Company's common stock on the NYSE on April 30, 2004 was $40.67 per share.

Description of the 2004 Stock Plan

The following is a description of the purpose and the material provisions of the 2004 Stock Plan. The summary is qualified in its entirety by reference to the complete text of the 2004 Stock Plan, which is attached hereto as Annex B. Capitalized terms used but not defined below have the meanings set forth in the 2004 Stock Plan.

General.    The 2004 Stock Plan permits the Company to reward the efforts of its non-employee directors, executive officers and other employees and to attract new personnel by providing incentives in the form of stock-based awards, including options to purchase shares of common stock and shares of restricted stock.

Types of Awards.    The 2004 Stock Plan provides for the issuance of stock-based and stock-denominated awards including nonqualified stock options, incentive stock options ("ISOs"), stock appreciation rights ("SARs"), restricted stock, deferred stock, stock units, performance awards and other stock-based or stock-denominated awards with respect to the Company's common stock (collectively, "Awards"). Participants in the 2004 Stock Plan are not required to make any payments to the Company or its subsidiaries as consideration for the granting of an Award.

Administration.    Awards may be granted by the compensation committee ("Committee") of the Board or a subcommittee of the Committee, consisting of no less than two directors who qualify as "independent directors" within the meaning of Rule 303A of the NYSE, as "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986 ("Code"), and as "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 ("Exchange Act"). The Committee may at any time delegate to a committee of the Board or one or more officers of the Company some or all of the Committee's authority over the administration of the 2004 Stock Plan, with respect to persons who are not subject to the reporting requirements of Section 16(a) of the Exchange Act or "covered employees" described in Section 162(m) of the Code.

The number of employees selected to receive Awards will likely vary from year to year. The Committee has the authority to determine the type and timing of Awards, to select the participants to receive Awards and to determine the terms of each Award, including, among other things, any modifications of the Award, applicable restrictions, termination and vesting conditions. The Committee has the authority to establish terms of Awards relating to a Participant's retirement, death, disability, leave of absence or termination of employment. The Committee also has the full and exclusive power to administer and interpret the 2004 Stock Plan and to adopt such administrative rules, regulations, procedures and guidelines governing the 2004 Stock Plan and the Awards as it may deem necessary in its discretion, from time to time.

Eligibility.    Awards under the 2004 Stock Plan may be granted to officers, employees and non-employee directors of the Company, as well as agents of the Company and its subsidiaries. As of June 1, 2004, there were approximately 30,200 such persons eligible. Stock and stock options issued under the 2004 Stock Plan may also include:

  •
  that portion of bonuses payable to Covered Employees pursuant to the Executive Compensation Plan in the form of stock Awards, and

  •
  that portion of stock-based compensation payable to our non-employee directors under any of the directors compensation programs.

The Committee may also grant stock options, SARs, restricted stock, performance awards or other Awards under the 2004 Stock Plan in substitution for, or in connection with the assumption of, existing options, SARs, restricted stock, performance awards or other awards granted, awarded or issued by another entity and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a merger, consolidation, plan of exchange, acquisition of property or stock, separation, reorganization or liquidation to which the Company or any subsidiary is a party (a "Business Combination"). The terms and conditions of the substitute Awards may vary from the terms and conditions set forth in the 2004 Stock Plan to the extent the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

Future Grants.    Because Awards under the 2004 Stock Plan are determined by the Committee, we cannot determine the benefits or amounts that will be received or allocated in the future under the 2004 Stock Plan. Except for 3,596.41 deferred stock units granted to certain non-employee directors on June 1, 2004, subject to shareholder approval of the 2004 Stock Plan, the Committee has not made any Awards or determinations of Awards under the 2004 Stock Plan.

Number of Shares Available for Issuance.    Under the 2004 Stock Plan, the Company may issue to Participants a maximum of 35 million shares of the Company's common stock. No shares remaining available for grant under the 1994 Stock Plan at its May 4, 2004 termination date, or under the Global Stock Option Plan or the Travelers Stock Plan (assuming that the 2004 Stock Plan is approved), may be used for grants under the 2004 Stock Plan, except in the limited instances described in the next two paragraphs. Common stock issued under the 2004 Stock Plan may consist of shares that are authorized but unissued, or previously issued shares reacquired by the Company, or both.

The following will not be counted towards the maximum number of shares available for issuance under the 2004 Stock Plan and will be available for future grants under the 2004 Stock Plan: (i) shares of common stock subject to an Award that expires unexercised, that is forfeited, terminated or canceled, that is settled in cash or other forms of property, or otherwise does not result in the issuance of shares of common stock, in whole or in part; (ii) shares that are used by a Participant to pay the exercise price of stock options and shares used to pay withholding taxes on Awards generally; and (iii) shares purchased by the Company on the open market using Option Proceeds (as defined in the 2004 Stock Plan); provided, however, that the increase in the number of shares of common stock available for grant pursuant to such market purchases shall not be greater than the number that could be repurchased at Fair Market Value on the date of exercise of the stock option giving rise to such Option Proceeds.

Except for shares delivered to or retained in the 1994 Stock Plan and the Travelers Stock Plan in connection with payment of the exercise price of and, as to Travelers option grants, the withholding taxes applicable to the exercise of, outstanding options under those plans that have reload features, the provisions of the preceding paragraph that result in shares becoming available for future grants under the 2004 Stock Plan also apply to any awards granted under the 1994 Stock Plan and the Travelers Stock Plan that are outstanding on the effective date of the 2004 Stock Plan. In addition, the number of shares of common stock available for grant under the 2004 Stock Plan shall not be reduced by shares subject to Awards granted under the 2004 Stock Plan upon the assumption of or in substitution for awards in connection with a Business Combination.

Limitations of Number of Shares Granted; Adjustments.    No Participant may, in any consecutive 36 month period, be granted Awards of stock options and SARs with respect to more than 3,000,000 shares of common stock, or more than 1,000,000 shares of restricted stock under the 2004 Stock Plan, each of which numbers shall be subject to adjustment as provided below.

If the Committee determines that a stock split, stock dividend, distribution, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or similar event equitably requires an adjustment, the Committee may make equitable adjustments to:

  •
  the maximum number and kind of shares available for issuance under the 2004 Stock Plan or to any one employee;

  •
  the maximum number of shares under the individual limitation of the number of shares of common stock underlying stock options, SARs and restricted stock in any consecutive 36 month period described above;

  •
  the number of shares of common stock covered by outstanding Awards; and

  •
  the exercise price applicable to outstanding stock options and SARs.

Repricing Prohibited.    Even though the Committee has the authority to make adjustments described above, the Committee may not amend any stock option or SAR granted under the 2004 Stock Plan in order to decrease the exercise price or strike price thereof, as the case may be, or cancel the same in conjunction with the grant of any new stock option or stock appreciation right with a lower exercise price or strike price, as the case may be, or otherwise take any such action that would be treated, for accounting purposes or under the rules of the NYSE, as a "repricing" of such stock option or stock appreciation right, unless such amendment, cancellation or action is approved by the Company's shareholders in accordance with applicable law and rules of the NYSE.

Stock Options.    Stock options granted under the 2004 Stock Plan may be non-qualified stock options, ISOs or any other type of stock option permitted under the Code, as determined by the Committee and evidenced by the document governing the Award.

Each stock option may be exercised in whole or in part on the terms provided in the Award document. The Committee shall also establish the period during which a stock option is exercisable, provided that in no event may a stock option be exercisable for a period of more than 10 years after the date of grant, and in no event may a stock option become exercisable earlier than one year after the date of grant, except in the case of:

  (i)
  a Change of Control if so provided by the Committee;

  (ii)
  an earlier date specifically approved by the Committee to attract a key executive to join the Company; or

  (iii)
  a stock option issued as a substitute option pursuant to a Business Combination.

When a stock option is no longer exercisable, it shall be deemed to have lapsed or expired.

The Committee will determine the exercise price applicable to each option and SAR, which will not be less than the Fair Market Value of the common stock at the time of the grant, except in the case of options or SARs issued in substitution for options or SARs in a Business Combination as discussed above under "Eligibility."

Upon the exercise of an option, the Participant may pay the exercise price in cash or, if permitted by the Committee: (1) by using shares of common stock that are "mature shares" or otherwise were acquired sufficiently prior to the exercise to satisfy certain accounting rules, having a Fair Market Value equal to the exercise price, (2) by a combination of cash and common stock, or (3) by authorizing the sale, on behalf of the Participant, of all or a portion of the shares otherwise issuable upon exercise, with the sale proceeds applied towards the exercise price.

The Committee may, with the consent of the participant, cancel any outstanding stock option in consideration of a cash payment in an amount not greater than the excess, if any, of the aggregate Fair Market Value (on the date of such cancellation) of the shares subject to the stock option over the aggregate exercise price of such stock option; provided, however, that the Participant's consent is not required for such a cancellation pursuant to a Change of Control.

Reload Options.    Prior to the Merger, St. Paul and Travelers had granted certain stock options that allowed the optionee to use the reload method of exercise and thereby receive reload option grants upon future exercise of the initial option and any reload option. A reload option gives the participant the right to purchase a number of shares of common stock equal to the number of shares of common stock used to pay the exercise price and, as to Travelers option grants, the withholding taxes applicable to an option exercise. Reload options do not increase the net equity position of a Participant. The exercise price of a reload option will not be less than the Fair Market Value of the common stock at the time the reload option is granted.

During 2003, both St. Paul and Travelers ceased granting stock options with the reload feature, and the Company does not currently intend to grant stock options with the reload feature under the 2004 Stock Plan.

To the extent that participants in the 1994 Stock Plan or the Travelers Stock Plan have outstanding options allowing them to use the reload method of exercise under the applicable St. Paul and Travelers reload policies, they will continue to be able to do so under those plans. Due to the delivery of shares to the plans or the retention of shares in the plans in connection with the reload method of exercise, the Company anticipates that the 1994 Stock Plan and the Travelers Stock Plan will have a sufficient number of shares remaining available to satisfy future reload grants that may arise under those plans. If, however, (i) a sufficient number of shares is not available under either or both plans, or (ii) a reload option cannot otherwise be issued under the 1994 Stock Plan and/or the Travelers Stock Plan as the Committee may determine, then a Participant may continue to receive reload options under the 2004 Stock Plan when exercising an option that allowed reloads under the 1994 Stock Plan or the Travelers Stock Plan policies.

Stock Appreciation Rights.    An Award of a SAR entitles the Participant, subject to terms and conditions determined by the Committee, to receive, upon exercise of the SAR, all or a portion of the excess of the Fair Market Value of a specified number of shares of common stock as of the date of exercise of the SAR over a specified strike price, which price may not be less than the Fair Market Value of a share of the common stock on the date of grant of the SAR or the date of grant of a previously granted related stock option as determined by the Committee in its discretion. A SAR may be granted in connection with a previously or contemporaneously granted stock option, or independent of any stock option. If issued in connection with a stock option, the Committee may impose a condition that the exercise of a SAR cancels the stock option with which it is connected, and exercise of the connected stock option cancels the SAR. Each SAR may be exercised in whole or in part on the terms provided in the Award document. SARs granted independent of any stock option shall be exercisable for such period as specified by the Committee, but in no event may SARs become exercisable less than one year after the date of grant, except in the case of:

  (i)
  a Change of Control if so provided by the Committee;

  (ii)
  an earlier date specifically approved by the Committee to attract a key executive to join the Company; or

  (iii)
  a SAR issued as a substitute SAR pursuant to a Business Combination.

In addition, in no event may a SAR be exercisable for a period of more than ten years following the date of grant. When a SAR is no longer exercisable, it shall be deemed to have lapsed or terminated. Except as otherwise provided in the applicable agreement, upon exercise of a SAR, payment to the Participant shall be made in the form of cash, shares of common stock, or a combination of cash and shares of common stock as promptly as practicable after such exercise. The agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or shares of common stock) may be made in the event of the exercise of a SAR. The Committee may, with the consent of the participant, cancel any outstanding SAR in consideration of a cash payment in an amount not in excess of the difference between the aggregate Fair Market Value (on the date of such cancellation) of any shares subject to the stock appreciation right and the aggregate strike price of such shares; provided, however, that the Participant's consent is not required for such a cancellation in connection with the purchase of such SAR pursuant to a Change of Control.

Restricted Stock.    The Committee may grant shares of restricted stock and restricted stock units subject to any conditions, limitations, restrictions, vesting and forfeiture provisions as the Committee shall determine in its discretion. No portion of an Award of restricted stock may vest as to any of the shares subject to the Award earlier than one year from the date of grant, except in the case of:

  (i)
  a Change of Control if so provided by the Committee;

  (ii)
  death, retirement or disability if so provided by the Committee; or

  (iii)
  restricted stock issued as a substitute Award pursuant to a Business Combination.

The Committee may, on behalf of the Company, approve the purchase by the Company of any shares subject to an Award of restricted stock, to the extent vested, for an amount equal to the aggregate Fair Market Value of such shares on the date of purchase. Awards of restricted stock may provide the Participant with dividends or dividend equivalents and voting rights, if in the form of actual shares, prior to vesting. With respect to Awards of restricted stock intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the Committee shall establish and administer Performance Conditions (as defined in the 2004 Stock Plan) in the manner described in Section 162(m) and treasury regulations promulgated thereunder as an additional condition to the vesting or payment, as applicable, of such Awards.

Performance Awards.    Performance Awards (as defined in the 2004 Stock Plan) may be in the form of performance shares valued with reference to a share of common stock or performance units valued with reference to an amount of property (including cash) other than shares of common stock. Performance Awards shall entitle a Participant to future payments based upon the attainment of Performance Conditions established in writing by the Committee. Payment shall be made in cash, shares of common stock or any combination thereof, as determined by the Committee. The agreement establishing a Performance Award may establish that a portion of a Participant's Award will be paid for performance that exceeds the minimum target but falls below the maximum target available to the Award. The agreement shall also provide for the timing of payment, which shall not be earlier than one year from date of grant, except in the case of:

  (i)
  a Change of Control if so provided by the Committee;

  (ii)
  an earlier date specifically approved by the Committee to attract a key executive to join the Company; or

  (iii)
  a Performance Award issued as a substitute Award pursuant to a Business Combination.

Following the conclusion or acceleration of the period of time designated for attainment of the Performance Conditions, the Committee shall determine the extent to which the Performance Conditions have been attained and shall then cause to be delivered to the Participant, (i) a number of shares of common stock equal to the number of performance shares or the value of such performance units determined by the Committee to have been earned, and/or (ii) cash equal to the Fair Market Value of such number of performance shares or the value of performance units, as the Committee shall elect or as shall have been stated in the applicable agreement. In no event may Performance Awards be granted to a single participant in any 12-month period, (i) in respect of more than 250,000 shares of common stock (if the Award is denominated in shares of common stock), or (ii) having a maximum payment with a value greater than $10,000,000 (if the Award is denominated in other than shares of common stock).

Other Stock-Based Awards.    The Committee may issue unrestricted shares of common stock, or other awards denominated in common stock (including but not limited to phantom stock and deferred stock units), to Participants, alone or in tandem with other Awards, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine. With respect to such Awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the Committee shall establish and administer Performance Conditions in the manner described in Section 162(m) and treasury regulations promulgated thereunder as an additional condition to the vesting and payment of such Awards. In no event may other stock-based Awards be granted to a single Participant in respect of more than 250,000 shares of common stock in any 12-month period. The terms and conditions of any such other stock-based Awards subject to time-based restrictions on vesting will be limited as specified for Awards of restricted stock described above.

Change of Control.    Upon a Change of Control, the 2004 Stock Plan does not provide for automatic vesting or acceleration; however the Committee may, in its discretion, at the time an Award is made or at any time prior to, coincident with or after the time of a Change of Control:

  (i)
  provide for the purchase of such Awards, upon the Participant's consent, for an amount of cash equal to the amount which could have been obtained upon the exercise or realization of such rights had such Awards been currently exercisable or payable; provided that the Participant's consent shall not be required if the Committee takes such action in connection with the consummation of a Change of Control;

  (ii)
  make such adjustment to the Awards then outstanding as the Committee deems appropriate to reflect such transaction or change; and/or

  (iii)
  cause the Awards then outstanding to be assumed, or new rights substituted therefor, by the surviving corporation in such Change of Control.

The Committee may, in its discretion, include such further provisions and limitations in any Award document as it may deem equitable and in the best interests of the Company.

A "Change of Control" means the occurrence of any of the following:

  •
  any "person" within the meaning of Section 14(d) of the Exchange Act, other than the Company, a subsidiary or any employee benefit plan(s) sponsored by the Company or any subsidiary, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the then-outstanding common stock, other than pursuant to a purchase of common stock from the Company;

  •
  individuals who constitute the Board on the effective date of the 2004 Stock Plan, cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the effective date of the 2004 Stock Plan, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three quarters of the directors comprising the Board on the effective date of the 2004 Stock Plan (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for this purpose, considered as though such person were a member of the Board on the effective date of the 2004 Stock Plan;

  •
  any plan or proposal for the liquidation of the Company is adopted by the shareholders of the Company;

  •
  all or substantially all of the assets of the Company are sold, liquidated or distributed; or

  •
  there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company, in each case, with respect to which the shareholders of the Company immediately prior to such transaction do not, immediately after the transaction, own more than 50% of the combined voting power of the Company or other entity resulting from such transaction in substantially the same proportion as their ownership of the voting power of the Company immediately prior to such transaction.

Transferability; Deferrals.    The Committee may permit (on such terms, conditions and limitations as it determines), an Award to be transferred or transferable to the extent permissible by law and, in the case of an ISO, to the extent permissible under Section 422 of the Code. Other than as stated in the preceding sentence, no Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company.

The Committee may require or permit participants to elect to defer the issuance of shares or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan. It may also provide that deferred settlements include the payment or crediting of interest or dividend equivalents on the deferral amounts.

Amendment and Termination.    The Board may amend, suspend or terminate the 2004 Stock Plan or any portion thereof at any time, provided that, (i) no amendment shall be made without shareholder approval if such approval is necessary in order for the 2004 Stock Plan to continue to comply with the rules of the NYSE or if such approval is necessary in order for the Company to avoid being denied a tax deduction under Section 162(m) of the Code, and (ii) no amendment, suspension or termination may adversely affect any outstanding Award without the consent of the Participant to whom such Award was made. The 2004 Stock Plan will terminate ten years from the date that it is approved by the Company's shareholders, unless terminated prior to that date.

Section 162(m).    The 2004 Stock Plan is intended to satisfy the requirements of Section 162(m) of the Code, which limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly held corporation to "Covered Employees." "Covered Employees" are determined at the end of the tax year, and are the Chief Executive Officer plus the other four most highly compensated employees of the Company whose compensation is reported to shareholders under applicable SEC rules.

Compensation paid to Covered Employees will not be subject to the Section 162(m) limitations if it is considered "qualified performance-based compensation." Under the regulations to Section 162(m), compensation related to stock options and SARs is deemed to constitute qualified performance-based compensation if the grant or award of stock options or SARs meets the following conditions: (i) it is made by a committee of the board of directors comprised solely of two or more outside directors; (ii) the plan under which the grant or award is made sets forth the maximum number of shares with respect to stock options or SARs that may be granted to any individual during a specified period; (iii) under the terms of the stock option or SAR, the amount of compensation that an employee can receive is based solely on an increase in the value of the stock after the date of the grant or award; and (iv) the material terms of the plan are disclosed to and approved by shareholders.

As described in more detail above, the terms of the 2004 Stock Plan are intended to satisfy the foregoing requirements with respect to stock options and SARs. Other Awards issued under the 2004 Stock Plan to Covered Employees may be based upon Performance Conditions intended to be qualified performance-based compensation.

Tax Consequences.    The following is a brief summary of the principal U.S. federal income tax consequences of transactions under the 2004 Stock Plan, based on current U.S. federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences.

Non-Qualified Options.    No taxable income is realized by a Participant upon the grant of an option, including a reload option. Upon the exercise of a non-qualified option, the Participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the Fair Market Value of the shares of common stock exercised over the aggregate option exercise price, even though that common stock may be subject to a restriction on transferability or may be subsequently forfeited, in limited circumstances. Income and payroll taxes are required to be withheld by the Participant's employer on the amount of ordinary income resulting to the Participant from the exercise of an option. The spread is generally deductible by the Participant's employer for federal income tax purposes, subject to the possible limitations on deductibility of compensation paid to some executives under Section 162(m) of the Code. The participant's tax basis in shares of common stock acquired by exercise of an option will be equal to the exercise price plus the amount taxable as ordinary income to the Participant.

Upon a sale of the shares of common stock received by the Participant upon exercise of the option, any gain or loss will generally be treated for federal income tax purposes as long-term or short-term capital gain or loss, depending upon the holding period of that stock. The Participant's holding period for shares acquired after the exercise of an option begins on the date of exercise of that option.

If the Participant pays the exercise price in full or in part by using shares of previously acquired common stock, the exercise will not affect the tax treatment described above, and no gain or loss generally will be recognized to the Participant with respect to the previously acquired shares. The shares received upon exercise which are equal in number to the previously acquired shares used will have the same tax basis as the previously acquired shares surrendered to us and will have a holding period for determining capital gain or loss that includes the holding period of the shares used. The value of the remaining shares received by the participant will be taxable to the Participant as compensation, even though those shares may be subject to sale restrictions. The remaining shares will have a tax basis equal to the Fair Market Value recognized by the Participant as compensation income, and the holding period will commence on the exercise date. Shares used to pay applicable income and payroll taxes arising from that exercise will generate taxable income or loss equal to the difference between the tax basis of those shares and the amount of income and payroll taxes satisfied with those shares. The income or loss will be treated as long-term or short-term capital gain or loss depending on the holding period of the shares used. Where the shares used to pay applicable income and payroll taxes arising from that exercise generate a loss equal to the difference between the tax basis of those shares and the amount of income and payroll taxes satisfied with those shares, that loss may not be currently recognizable if, within a period beginning 30 days before the exercise date and ending 30 days after that date, the Participant acquires or enters into a contract or option, including a reload option, to acquire additional common stock.

Incentive Stock Options.    No taxable income is realized by a Participant upon the grant or exercise of an ISO. If shares of common stock are issued to a Participant after the exercise of an ISO and if no disqualifying disposition of those shares is made by that Participant within two years after the date of grant or within one year after the receipt of those shares by that Participant, then:

  •
  upon the sale of those shares, any amount realized in excess of the option exercise price will be taxed to that Participant as a long-term capital gain, and

  •
  we will be allowed no deduction.

Additionally, the exercise of an ISO will give rise to an item of tax preference that may result in alternative minimum tax liability for the Participant. If shares of common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, that disposition would be a "disqualifying disposition," and generally:

  •
  the Participant will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the Fair Market Value of the shares on the date of exercise, or, if less, the amount realized on the disposition of the shares, over the option exercise price, and

  •
  the Company will be entitled to deduct that amount.

Any other gain realized by the Participant on that disposition will be taxed as short-term or long-term capital gain and will not result in any deduction to us. If a Participant pays the exercise price in full or in part with previously acquired shares of common stock, the exchange will not affect the tax treatment of the exercise. Upon the exchange, no gain or loss generally will be recognized upon the delivery of the previously acquired shares to us, and the shares issued in replacement of the shares used to pay the exercise price will have the same basis and holding period for capital gain purposes as the previously acquired shares. A Participant, however, would not be able to utilize the holding period for the previously acquired shares for purposes of satisfying the ISO statutory holding period requirements. Additional shares of common stock will have a basis of zero and a holding period that commences on the date the common stock is issued to the Participant upon exercise of the ISO. If this exercise is effected using shares of common stock previously acquired through the exercise of an ISO, the exchange of the previously acquired shares may be a disqualifying disposition of that common stock if the holding periods discussed above have not been met.

If an ISO is exercised at a time when it no longer qualifies as an ISO, the option will be treated as a nonqualified option. Subject to some exceptions for disability or death, an ISO generally will not be eligible for the federal income tax treatment described above if it is exercised more than three months following a termination of employment.

Stock Appreciation Rights.    Upon the exercise of a SAR, the Participant will recognize compensation income, in an amount equal to the cash received plus the Fair Market Value of the common stock received from the exercise. The Participant's tax basis in the shares of common stock received in the exercise of the SAR will be equal to the compensation income recognized with respect to the common stock. The Participant's holding period for shares acquired after the exercise of a SAR begins on the exercise date. Income and payroll taxes are required to be withheld on the amount of compensation attributable to the exercise of the SAR, whether the income is paid in cash or shares. Upon the exercise of a SAR, the Participant's employer will generally be entitled to a deduction in the amount of the compensation income recognized by the Participant.

Certain Limitations on Deductibility of Executive Compensation.    As discussed above, the Section 162(m) limitations apply to equity Awards granted under the 2004 Stock Plan, unless certain conditions are satisfied. Compensation under the 2004 Stock Plan is intended to satisfy those conditions and constitute "qualified performance-based compensation."

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE ST. PAUL TRAVELERS COMPANIES, INC. 2004 STOCK INCENTIVE PLAN.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The Company's compensation program is aligned with market practice and is designed to produce substantial individual differentiation and reward for performance.

Key to performance measurement, differentiation and reward are the use of individual profit and loss statements for all business segments and office locations. These profit and loss statements are an important factor for separately measuring the performance of each individual business segment and office location.

Program Philosophy

The guiding philosophies of the Company's executive compensation program are to:

  •
  Provide an industry-competitive compensation program, with an emphasis on incentive pay which links pay to performance, both long and short-term; and

  •
  Provide the opportunity to earn superior compensation when the Company's and individual's performance warrant such compensation.

The compensation of the Company's top executives is reviewed and approved by the compensation committee (the "Committee"), which is comprised entirely of independent directors. The Committee has access to compensation consultants and survey information on executive compensation levels in the property-casualty insurance industry.

Program Elements

There are three elements to the Company's executive compensation program:

  •
  Base salary compensation,

  •
  Bonus compensation, and

  •
  Long-term incentive compensation.

Base salary compensation for senior executives, including those listed in the Summary Compensation Table, is targeted to be at the 50th percentile of a select group of substantial financial services companies. Actual base salary levels generally range between the 25th and 75th percentiles based upon the potential impact the executive has on the Company, the skills and experiences the executive brings to the job, and the performance and potential of the executive in the job.

In 2002, in order to achieve tax deductibility of executive compensation, a proposal was approved by St. Paul shareholders that created the Senior Executive Performance Plan, which identifies a maximum bonus pool that could be available to the Committee for possible award to the Company's CEO and four other most highly compensated executive officers. If a pool is available, the Committee, in its sole discretion, reviews both the Company's and individual's performance and determines what, if any, amounts will be paid under the Senior Executive Performance Plan. Generally, if the Company's return on equity (which is determined by dividing the after-tax operating earnings for the performance period by beginning total common shareholders' equity for the performance period), for a performance period is greater than 8%, the bonus pool available to the Committee will be equal to 1.5% of after-tax operating earnings.

The available pool for 2003 was $9.0 million, of which the St. Paul compensation committee awarded $5.8 million to the St. Paul executives named in the Summary Compensation Table (the "Named Executives"). Those bonuses were based upon an evaluation by that committee, which determined that the performance of the Named Executives for 2003 met or exceeded expectations.

Long-term incentive compensation consists of stock options and restricted stock.

  •
  The number of stock options and shares of restricted stock available for grant each year is based on the financial performance of the Company, the Company's compensation practice and responsible shareholder dilution, as determined by the Committee with the assistance of an independent compensation consultant. Stock options are granted at the fair market value on the date of grant, carry a ten-year maximum term and generally vest 50% after two years and 25% per year thereafter.

  •
  The Company's capital accumulation program is designed to ensure that executives and senior managers acquire and hold Company common stock, thus strengthening the alignment of management and shareholder interests. Executives who would not be retirement eligible within the coming two years receive 25% of their bonus in the form of restricted stock, that will vest two years after the date of grant. Executives who will be retirement eligible within the coming two years may elect to receive up to 25% of their bonuses in the form of such restricted shares. On February 23, 2004, a total of 237,592 restricted shares were granted to 660 St. Paul employees under this plan.

  •
  Executives have stock ownership requirements depending on their level of responsibility. Executives who have not achieved their stock ownership requirement must retain shares when exercising stock options and upon the vesting of restricted stock.

Currently, stock options and restricted shares are also granted to attract and retain key managers and executives. Generally, restrictions will not lapse until at least one year after the date of grant.

$1 Million Compensation Limit on Deductibility

Section 162(m) of the Code prohibits the Company from deducting compensation in excess of $1 million paid to its CEO or to any of the other four highest compensated executive officers, unless certain requirements are met. The Committee has determined that it will make reasonable efforts consistent with sound executive compensation principles and the needs of the Company to ensure that such payments are deductible by the Company. However, the Committee recognizes that unanticipated future events, such as a change of control of the Company or a change of executive personnel, could result in a disallowance of a compensation deduction under Section 162(m). Moreover, the Committee may from time to time award compensation that is non-deductible under Section 162(m) when in the exercise of the Committee's business judgment such award would be in the best interest of the Company.

CEO Compensation

The methods for determining Mr. Fishman's salary and opportunities under the Company's Senior Executive Performance Plan are described in the "Program Elements" section of this report.

Mr. Fishman's annualized base salary is $1 million. A summary of Mr. Fishman's employment agreement is set forth on pages 34 and 35 of this proxy statement.

In February 2004, Mr. Fishman received a bonus award of $2 million in cash and a grant of 17,273 restricted shares, valued at $740,666, under the Senior Executive Performance Plan, based on St. Paul's compensation committee's overall assessment of his and St. Paul's performance in 2003.

Other Named Executive Officer Compensation

In 2003, the only Named Executive to receive a salary increase was Mr. Heyman, the Company's Executive Vice President and Chief Investment Officer, who received an increase of $50,000. Mr. Fishman and Mr. Heyman received stock option grants in 2003 of 600,000 and 100,000 shares, respectively, which vest in 25% increments on the first four anniversaries of those grants. The criteria for option grants include the Company's financial results and individual responsibilities, performance and potential.

Mr. Lipp, Chairman of the Company, was the Chief Executive Officer of Travelers. In 2003, Mr. Lipp received incentive compensation under the Travelers Property Casualty Executive Performance Compensation Plan based on meeting the targets set by the compensation and governance committee of Travelers board of directors and based on that committee's assessment of Mr. Lipp's performance. A highlight of that performance was record operating income. Mr. Lipp's annualized base salary was increased to $1,000,000, effective April 27, 2004. Mr. Lipp received a bonus award of $1,500,000 and a grant of restricted stock valued at $666,667 at the date of grant in January 2004.

Overall, the Company offers its executives a compensation program that is market competitive, closely linked to Company performance and designed to strongly align the interests of management with those of shareholders.

The preceding report was issued by the compensation committee comprised of L. Disharoon (Chairman), K. Duberstein, L. Graev, B. McGarvie, G. Nelson and J. Peek.

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the CEO of St. Paul, Mr. Fishman, who joined St. Paul in mid-October 2001, and the four other most highly compensated executive officers of St. Paul for 2003. For information about compensation paid to Travelers executives in 2003, see Travelers Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC. Please note that share information provided in Travelers Form 10-K does not reflect the exchange of each Travelers share for 0.4334 of a share of the Company's common stock as a result of the Merger.

Long-Term Compensation
Awards
		Annual Compensation								Securities Underlying Options/ SARs (#)
Restricted Stock Award(s) ($)(3)
Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Other Annual Compensation ($)(2)					All Other Compensation ($)(4)
J.S. Fishman Chairman, President and Chief Executive Officer	2003 2002 2001	$ $ $	1,000,000 1,000,000 203,846	$ $ $	2,000,000 1,125,000 0	$ $ $	404,106 186,342 236,482	$ $ $	740,666 416,605 6,819,350	600,000 12,245 1,500,000	$ $ $	60,000 40,000 2,508,154
T.M. Miller Executive Vice President—Specialty Commercial	2003 2002 2001	$ $ $	513,077 450,000 382,731	$ $ $	626,250 412,500 0	$ $ $	9,569 3,588 0	$ $ $	231,895 152,772 743,400	0 200,000 80,276	$ $ $	30,785 18,000 15,309
M. Zuraitis Executive Vice President—Commercial Lines	2003 2002 2001	$ $ $	513,077 440,388 322,124	$ $ $	626,250 412,500 0	$ $ $	7,049 1,295 789	$ $ $	231,895 152,772 723,557	0 200,000 55,186	$ $ $	30,785 17,616 12,885
T.A. Bradley Executive Vice President and Chief Financial Officer	2003 2002 2001	$ $ $	500,000 500,000 373,077	$ $ $	562,500 375,000 0	$ $ $	9,884 0 0	$ $ $	208,311 138,868 1,191,159	0 200,000 44,195	$ $ $	30,000 20,000 14,923
W.H. Heyman Executive Vice President—Chief Investment Officer	2003 2002 2001	$ $	500,000 317,308 —	$ $	562,500 375,000 —	$ $	128,363 104,970 —	$ $	208,311 138,868 —	100,000 200,000 —	$ $	30,000 11,000 —

(1)
The amounts shown were earned in the year indicated and paid under the bonus program in the following year. Because of the Company's financial losses resulting from the tragedy of September 11, 2001 and from other events and actions in 2001, management urged the compensation committee to refrain from paying bonuses to any executive officers for 2001. Pursuant to his recruitment and hiring arrangement, Mr. Fishman was guaranteed a payment of $227,397 in February 2002. However, considering the events of September 11, 2001 and other 2001 losses, he volunteered to forego receipt of that payment. In lieu thereof, 12,245 stock options having a Black-Scholes value equal to that guaranteed payment were awarded to Mr. Fishman. Mr. Heyman, who joined the Company in May 2002, was paid $500,000 for 2002 in February 2003 pursuant to the terms of his employment agreement.

(2)
Included in Mr. Fishman's "Other Annual Compensation" in 2003 is $326,637 representing certain travel expenses and $55,340 representing tax reimbursements. These amounts relate primarily to Mr. Fishman's use of corporate travel resources as required under the Company's security policy. Included in Mr. Heyman's 2003 "Other Annual Compensation" is $59,848 representing tax reimbursements. Also included are $39,035 and $24,000 representing certain travel and lodging expenses to Mr. Fishman and Mr. Heyman, respectively. Tax reimbursements were also paid to Messrs. Bradley and Miller and Ms. Zuraitis for $9,884, $9,569 and $7,049, respectively.

(3)
As of December 31, 2003, Messrs. Fishman, Miller, Bradley and Heyman and Ms. Zuraitis (collectively the "Named Executives") held 12,795, 13,692, 18,265, 4,265 and 13,692 restricted shares of

  Company common stock, respectively, having market values on that date of $507,322, $542,888, $724,207, $169,107 and $542,888, respectively. Dividends are paid on all restricted shares. Mr. Fishman's restricted shares were received in 2003 as part of the Company's Capital Accumulation Program that pays 25% of the bonus in the form of restricted stock. All 12,795 shares will vest in February 2005. Mr. Miller received a grant under the Company's Capital Accumulation Program of 4,692 restricted shares in February 2003 and an additional grant of 15,000 shares of restricted stock in February 2001. Under the terms of the award, the 2003 grant will vest in February 2005. Of the 15,000 shares granted in 2001, 6,000 shares vested in 2003, and 9,000 vested in 2004. Mr. Bradley received grants of restricted shares under the Company's Capital Accumulation Program in February 2003, and he also received grants in February and August 2001. All of the 4,265 shares granted in February 2003 will vest in February 2005. Of the 15,000 granted in February 2001, 6,000 vested in February 2003 and 9,000 vested in February 2004. Mr. Bradley's August 2001 grant of 10,000 restricted shares vests in 2,500 share increments in each of 2002, 2003, 2004 and 2005. Mr. Heyman received 4,265 restricted shares in February 2003 under the Company's Capital Accumulation Program, all of which vest in February 2005. Ms. Zuraitis received a grant of 4,692 restricted shares in 2003 under the Company's Capital Accumulation Program. She also received two grants of restricted shares in 2001. The restricted shares awarded in 2003 all vest in February 2005. Of the 10,000 shares granted in February 2001, 4,000 vested in February 2003 and 6,000 vested in February 2004. Of the 5,000 restricted shares granted to Ms. Zuraitis in August 2001, 2,000 vested in August 2003 and 3,000 will vest in August 2004. In addition to the foregoing, all restrictions applicable to the restricted shares of Company common stock referenced in this paragraph lapsed upon the consummation of the Merger on April 1, 2004.

  On February 2, 2004, Messrs. Fishman, Miller, Bradley and Heyman, and Ms. Zuraitis, were granted 17,273, 5,408, 4,858, 4,858, and 5,408 shares of restricted stock, respectively, representing 25% of their bonus for 2003. The restrictions on these shares will lapse on February 2, 2006, except that the restricted shares granted to Ms. Zuraitis and Mr. Bradley were forfeited upon their termination of employment on April 16, 2004 and April 9, 2004, respectively. In addition to the foregoing, all restrictions applicable to the restricted shares of Company common stock referenced in this paragraph will lapse upon a Change of Control (as defined in the 1994 Stock Plan), other than consummation of the Merger.

(4)
Contributions (in the form of Series B convertible preferred stock and preferred stock equivalents, under the Company's qualified and non-qualified savings plans) were made in the following amounts for each Named Executive in 2003: Mr. Fishman, $60,000; Mr. Miller, $30,785; Ms. Zuraitis, $30,785, Mr. Bradley, $30,000; and Mr. Heyman, $30,000.

The following two tables summarize option grants and exercises during 2003 to or by the Named Executives and the value of the options held by such persons at December 31, 2003. No stock appreciation rights were granted to the Named Executives during 2003, nor were any stock appreciation rights outstanding as of December 31, 2003.

OPTION GRANTS IN 2003

Individual Grants
Name	Securities Underlying Options Granted (Number)		% of Total Options Granted to Employees in 2003	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value ($)
J.S. Fishman	600,000	(1)	16.8%	$30.94	02/03/2013	$6,297,240	(2)
T.M. Miller	—		—
M. Zuraitis	—		—
T.A. Bradley	—		—
W.H. Heyman	100,000	(1)	2.8%	$30.94	02/03/2013	$1,049,540	(2)

(1)
Options were granted on February 4, 2003. Messrs. Fishman and Heyman's options vest in 25% increments on the first four anniversaries of that grant. All options will become immediately vested and exercisable in full upon a Change of Control (as defined in the 1994 Stock Plan described above). The consummation of the Merger constituted a Change of Control for these purposes. In an employment agreement that Mr. Fishman entered into with the Company in connection with the Merger, Mr. Fishman agreed that so long as he remains employed as CEO of the Company, and becomes Chairman of the Board on January 1, 2006, he would not intend to exercise any of the options that will vest in connection with the consummation of the Merger until after they become exercisable in accordance with their terms and vesting schedules in effect on November 16, 2003.

(2)
The options granted on February 4, 2003 were valued at the grant date using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 35.89%; dividend yield 2.88%; risk-free rate of return of 3.72%; and the maximum exercise period at the time of grant which was 10 years.

AGGREGATED OPTION EXERCISES IN 2003 AND
12/31/03 YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 12/31/03 (#) Exercisable (ex)/ Unexercisable (unex)		Value of Unexercised In-the-Money Options at 12/31/03 ($) Exercisable (ex)/ Unexercisable (unex)
J.S. Fishman	—	—	753,062 1,359,183	(ex) (unex)	$ $	0 5,226,000	(ex) (unex)
T.M. Miller	—	—	95,670 257,809	(ex) (unex)	$ $	412,348 182,674	(ex) (unex)
M. Zuraitis	—	—	76,273 236,543	(ex) (unex)	$ $	427,989 92,531	(ex) (unex)
T.A. Bradley	—	—	65,301 234,235	(ex) (unex)	$ $	398,398 125,477	(ex) (unex)
W.H. Heyman	—	—	50,000 250,000	(ex) (unex)	$ $	0 871,000	(ex) (unex)

Pension

All of the Named Executives participate in the Company's pension plans. The amount of their remuneration that is covered by a qualified plan for 2003 is the amount set forth in the salary, bonus and restricted stock award (granted pursuant to the Capital Accumulation Program) columns of the Summary Compensation Table up to the qualified plan compensation limit. Any remuneration exceeding that limit is covered under the Company's nonqualified pension plan.

Effective January 1, 2001, the pension plan was amended to provide a cash balance benefit formula. This formula applies to all employees hired on or after January 1, 2001. Employees hired prior to January 1, 2001, were given a choice in the year 2000 of remaining under the prior defined benefit formula (the "traditional formula") or converting to the cash balance formula. Both Messrs. Fishman and Heyman were hired after January 1, 2001 and will have their benefits determined under the cash balance formula. Messrs. Miller and Bradley and Ms. Zuraitis elected to have their benefit calculated under the cash balance formula. As a result, none of the Named Executives have their benefits determined under the traditional formula. Retirement benefits for Messrs. Miller and Bradley and Ms. Zuraitis are fully vested.

The cash balance benefit is expressed in the form of a hypothetical account balance. For periods between January 1, 2001 and December 31, 2002, benefit credits accrued annually at a rate between 6% and 10%. For periods after January 1, 2003, benefit credits will accrue annually at a rate between 3% and 5%. A participant's individual rate will increase with age and service. Interest credits are applied quarterly to the prior quarter's balance; these interest credits are based on the yield on 10-year Treasury bonds. Although the normal form of benefit is an annuity, the hypothetical account balance is also payable as a single lump sum.

The estimated annual benefit provided in total by the cash balance formula described above, expressed in the form of a single life annuity, is as follows:

Executive	Complete Years of Service Through 2003	Estimated Annual Benefit Payable at Age 65
J.S. Fishman	2	$169,669
T.M. Miller	9	$167,026
M. Zuraitis	11	$180,478
T.A. Bradley	11	$143,098
W.H. Heyman	2	$53,539

These estimates are based on the following assumptions:

  •
  The benefit is determined as of age 65 and assumes employment until such age.

  •
  Pay is assumed to remain at 2003 levels, while bonuses are assumed to be 100% of base pay.

  •
  The average interest-crediting rate for the cash balance plan for 2003 (3.91%) remains constant.

  •
  The interest rate used to convert hypothetical account balances to annual annuities in 2003 (4.76%) remains constant.

  •
  The mortality table (as prescribed in Revenue Ruling 2001-62) is used to convert hypothetical account balances to annual annuities in 2003.

Amended and Restated Special (Change of
Control) Severance Policy

Under the Company's Amended and Restated Special Severance Policy (the "Policy"), severance benefits would be provided to eligible employees of the Company, including all of the Named Executives, in the event their employment terminates under certain conditions within two years following a Change of Control (as defined in the Policy). If the employment of any Named Executive is terminated within two years after a Change of Control by the employer other than for Cause, or by the employee for Good Reason, or if the employment of the Named Executive terminates for any reason during the 30-day period commencing on the anniversary of the Change of Control, the Named Executive would become entitled to certain benefits. The consummation of the Merger constituted a Change of Control under this Policy.

Under the Policy, for Named Executives, the term "Cause" is generally defined as willfully engaging in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates or willful and continued failure to perform substantially his or her duties after a written demand is delivered by the Board. "Good Reason" is defined to include such situations as a change in duties or responsibilities that is inconsistent in any materially adverse respect with the

Named Executive's positions, duties, responsibilities or status prior to the Change of Control, a materially adverse change in the Named Executive's titles and offices (including, if applicable, membership on the Board) as in effect immediately prior to the Change of Control, a reduction in the Named Executive's rate of base salary or annual target bonus opportunity, job relocations of a certain type and failure to maintain benefits that are substantially the same as are in effect when the Change of Control occurs.

The following is a summary of the severance benefits provided to Named Executives under the Policy:

        1.     A Named Executive will receive a lump-sum severance payment equal to three times the sum of (i) the highest annual base salary rate payable to the Named Executive during the 12-month period immediately prior to termination and (ii) the Named Executive's target bonus for the year of termination.

        2.     Participation will be continued for three years in those medical, dental, disability and life insurance programs in which the Named Executive participated on the date employment terminated.

        3.     Outplacement assistance that is no less favorable than under the terms of the outplacement assistance plan applicable to the Named Executive at the time of the Change of Control will be provided, unless the Named Executive elects to receive a lump sum cash payment in lieu thereof.

        4.     If the payments to the Named Executives would be subject to the excise tax on "excess parachute payments" imposed by Section 4999 of the Code, the Company will reimburse the Named Executive for the amount of such excise tax (and the income and excise taxes on such reimbursement), subject to certain limitations.

The Policy is subject to amendment or termination at any time prior to a Change of Control unless the amendment or termination is approved within 12 months of the Change of Control and would adversely affect the rights (or potential rights) of the Named Executive. After a Change of Control, no amendment or termination of the Policy may adversely affect the rights (or potential rights) of the Named Executive with respect to such a Change of Control.

Employment Contracts

J.S. Fishman—Effective April 1, 2004, Mr. Fishman entered into an employment agreement with the Company for a five-year term. Commencing on the fourth anniversary of the effective date, and on each anniversary thereafter, the agreement's term automatically renews for an additional one-year period, provided neither the Company nor Mr. Fishman provide the other with written notice prior to the applicable anniversary date stating their intention that the agreement not be so extended. The agreement provides that Mr. Fishman will serve as (i) Chief Executive Officer of the Company beginning upon the effective date of the agreement; and, additionally, (ii) Chairman of the Board of the Company beginning upon the earlier of January 1, 2006 or the date that the current Chairman of the Board steps down from such position. Mr. Fishman will receive a base annual salary of at least $1 million, will be eligible for an annual bonus with a target amount of at least 150% of his base salary and will receive an annual long-term incentive grant, consisting of stock options, restricted stock, other equity based awards or a combination thereof, in an amount with a then present Black-Scholes valuation equal to not less than $6.25 million, beginning in February of 2005 and in each calendar year thereafter. Each long-term incentive grant is subject to four-year pro rata vesting, and will fully vest on an accelerated basis in the event of earlier termination of employment for specified reasons, including termination of employment by the Company without "cause" or by executive's resignation for "good reason" (each as defined in the employment agreement).

Within the agreement, Mr. Fishman affirms and acknowledges that, so long as he remains in the positions described above, he would not intend to exercise any stock option granted to him prior to 2004, which, as a result of triggering such option change-in-control provisions immediately vested as a result of the Merger, until after such options would have been exercisable in accordance with their original terms and vesting schedules, without consideration of the Merger or the change-in-control provisions. Mr. Fishman also affirms and acknowledges that the options granted to him in February of 2004 did not fully vest as a result of the Merger but will become vested in accordance with the terms of the award documents governing such options.

Within the agreement, Mr. Fishman also affirms and acknowledges that he will not exercise his rights under the Company's Special Severance Policy to resign during specified periods following, and as a result of, the consummation of the Merger.

If Mr. Fishman's employment is terminated by the Company without "cause" or he resigns for "good reason" (each as defined in the agreement), he will receive a payment equal to three times the sum of his base salary and the greater of his target bonus or his bonus for the preceding year), up to three years of medical and dental coverage and immediate vesting of all stock options, restricted stock and other equity awards. In addition, all outstanding options will remain exercisable for the lesser of five years (or one year, in the case of a without "cause" termination) or the remainder of their term. In the event of a Change of Control, Mr. Fishman will be entitled to the benefits described under the Company's Amended and Restated Special Severance Policy as if his employment had been terminated under circumstances described in that Policy. In the event Mr. Fishman is subject to excise tax under Section 4999 of the Code on any payments to him under the employment agreement or otherwise, the Company will make a gross-up payment to compensate him for such tax liability. Mr. Fishman is subject to certain confidentiality, non-compete and non-solicitation provisions under the employment agreement.

R.I. Lipp—Mr. Lipp had an employment agreement with Travelers dated March 7, 2002, pursuant to which he served as Travelers Chairman and Chief Executive Officer. On the effective date of the Merger, this agreement terminated and was replaced by an amended and restated executive employment agreement between the Company and Mr. Lipp.

Pursuant to the amended and restated agreement, Mr. Lipp will serve as Chairman of the Company's Board, an executive officer position, for a term commencing on April 1, 2004 and ending on December 31, 2005. Mr. Lipp's annual base salary will be not less than $750,000, and he will participate in bonus and other incentive plans intended for senior management.

The amended and restated agreement preserved provisions of Mr. Lipp's employment agreement with Travelers that provided that the option granted to Mr. Lipp by Travelers on March 22, 2002 would be converted in accordance with the terms of the Merger agreement into an option to purchase shares of the Company's common stock, and would be fully vested upon completion of the Merger. The agreement adds a provision that the converted option generally will remain exercisable until the expiration of its stated 10-year term. However, if Mr. Lipp becomes an employee or director of certain specified competitors of the Company following the termination of his employment, the converted option will remain exercisable for a period of 30 days after he commences such employment or directorship, but not beyond its stated term.

Pursuant to the amended and restated agreement, Mr. Lipp will be eligible for additional annual grants of options and other equity awards. Any future equity grant will be fully vested and remain exercisable for the shorter of two years or the stated term if Mr. Lipp's employment is terminated by the Company without "cause" or by him for "good reason" or in the event of a future change in control (as defined in Company's then-existing equity plan) that occurs after the Merger. Mr. Lipp is also entitled to certain benefits and perquisites.

The amended and restated agreement also provides that if Mr. Lipp's employment is terminated by the Company without cause or by him for "good reason" (as defined therein and which includes any termination by Mr. Lipp during the 30-day period following the six-month anniversary of a change in control that occurs after the Merger), he will be entitled to:

  •
  a lump sum payment in an amount equal to three times the sum of (a) his annual salary and (b) the highest annual bonus paid to him for the three performance years prior to his termination; and

  •
  all accrued benefits.

Under the amended and restated agreement, Mr. Lipp will be entitled to a gross-up payment in the event that any amount payable to him becomes subject to excise tax under Section 4999 of the Code.

W.H. Heyman—Mr. Heyman's agreement, which became effective on May 6, 2002, has a three-year term and states that Mr. Heyman will serve as the Executive Vice President and Chief Investment Officer, reporting directly to Mr. Fishman. The agreement provides that Mr. Heyman will receive an annual base salary of at least $500,000 and a minimum guaranteed bonus of at least $500,000, paid in February 2003. Mr. Heyman participates in the Company's bonus plan, under which he has a target bonus opportunity of 100% of his base salary. Mr. Heyman received an initial grant of 200,000 stock options in 2002, which vest in 25% increments on each of the first four anniversaries of the date of grant, and he is eligible to receive future stock option grants.

S.G. Liss—Mr. Liss' agreement, which became effective on February 4, 2003, has a three-year term and provides that Mr. Liss will serve as the Executive Vice President—Business Development, reporting directly to Mr. Fishman. The agreement provides that Mr. Liss will receive a $300,000 signing bonus, an annual base salary of at least $500,000 and a minimum guaranteed bonus of at least $500,000 for 2003 paid in February 2004. For subsequent years commencing with 2004, Mr. Liss' annual target bonus opportunity will be no less than 100% of his base salary. In 2003, Mr. Liss received an initial grant of 300,000 stock options, which have a ten-year term and a four-year pro rata vesting provision. He is also eligible to receive future stock option grants.

T.A. Bradley and M. Zuraitis—Pursuant to employment separation agreements with Mr. Bradley and Ms. Zuraitis, each received a lump sum payment equal to three times their individual base salary and target bonus, plus the cash value of outplacement services minus amounts each may otherwise receive under other plans or Company policies, which totaled $2,201,355 and $3,467,405, respectively (Ms. Zuraitis' payment also included $1,068,905 representing tax reimbursements). Subject to certain limitations, Mr. Bradley and Ms. Zuraitis each also agreed (1) to refrain from certain acts or omissions which may be detrimental to the Company, (2) to waive and release the Company of any past, present or future claims, if any, against the Company on account of and arising out of their respective employment with the Company and (3) to never bring any claims, in any jurisdiction or venue, against the Company arising out of their respective employment with the Company.

Change in Control Agreement

Travelers entered into an offer letter agreement dated May 22, 2002 with Maria Olivo, who is now an executive vice president of the Company. Pursuant to the letter agreement, if, within the first two years of Ms. Olivo's employment, Travelers experienced a change in control (which included the Merger) and Ms. Olivo leaves within one year, or Mr. Lipp's employment with Travelers terminates and Ms. Olivo leaves within one year, or Ms. Olivo is terminated without "cause," or Ms. Olivo leaves Travelers because she has been demoted or her responsibilities have been significantly diminished without her consent, or she becomes disabled and is unable to perform her duties for six months or longer, Ms. Olivo will be entitled to:

  •
  receive her pro-rated bonus for that year,

  •
  receive a severance payment in the amount of $500,000, and

  •
  become vested in any 401(k) and pension which she has participated in or receive a payment of equivalent value if vesting thereunder is not legally permissible.

If, within the third year of Ms. Olivo's employment, Travelers experiences a change in control and Ms. Olivo leaves within one year, or Mr. Lipp's employment with Travelers terminates and Ms. Olivo leaves within one year, or Ms. Olivo is terminated without "cause," or Ms. Olivo leaves Travelers because she has been demoted or her responsibilities have been significantly diminished without her consent, or she becomes disabled and is unable to perform her duties for six months or longer, she will be entitled to the benefits and payments described in the preceding sentence, plus an amount equal to one half of the average bonus amounts, if any, awarded to her during the previous two years pursuant to Travelers incentive program.

In addition, if Ms. Olivo's employment terminates as described above, Ms. Olivo's unvested capital accumulation program awards will be treated as if her employment has been terminated without cause and she will be entitled to such portion of the award as the capital accumulation program provisions establish for employees who experience a termination without cause.

Compensation Committee Interlocks and Insider Participation

No current or former officer or other employee of the Company served as a member of the compensation committee of the Board or as a director, or member of the compensation committee of the board of any other entity where an executive officer of such company is a member of the Compensation Committee or a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Aircraft Lease

LCG Enterprises LLC, a limited liability company of which Mr. Lipp is the sole member, owns and leases to Travelers a Falcon 50 aircraft on a month-to-month basis for business purposes. Pursuant to the lease, Travelers is responsible for the operation and maintenance of the aircraft and pays to LCG $989 per hour of actual flight time. Travelers does not incur an hourly charge when the aircraft is not used or when Mr. Lipp uses the aircraft for personal reasons. Mr. Lipp may use the aircraft and other Company-owned aircraft for personal travel and has agreed to reimburse Travelers for his personal use of any of the aircraft at the maximum non-charter rate permitted by the Federal Aviation Administration rules. The Travelers audit committee has determined annually that the terms of the lease are more favorable to Travelers than those under which Travelers could obtain the use of a comparable aircraft from an unaffiliated third party. In 2003, Travelers paid $321,118 to LCG for use of the aircraft, and Mr. Lipp reimbursed Travelers $249,044 for his personal use of Travelers aircraft.

Investment Management Agreement

On September 30, 2003, Travelers entered into an investment management agreement with BlackRock HPB Management LLC ("BlackRock HPB"), an investment management company that is majority owned by BlackRock, Inc., a public investment company, pursuant to which BlackRock HPB is now managing a portion of the Company's investment portfolio. Howard P. Berkowitz, a director of the Company, is CEO of BlackRock HPB. The investment management fees that will be paid to BlackRock HPB are based upon percentages of the net asset value of the assets being managed, plus an incentive fee if BlackRock HPB achieves certain minimum investment performance results. For 2003, Travelers incurred approximately $550,000 in investment advisory fees payable to BlackRock HPB and incurred approximately $290,000 in fees through April 30, 2004, not including incentive fees that may be earned for full-year 2004 investment performance results.

Investment in Subsidiary

On August 1, 2002, Commercial Insurance Resources, Inc. ("CIRI"), a Company subsidiary and the holding company for the Gulf Insurance Group ("Gulf"), completed an investment transaction with a group of outside investors and senior employees of Gulf. Trident II, L.P. ("Trident") and its related co-investment funds, Marsh & McLennan Capital Professionals Fund, L.P., Marsh & McLennan Employees' Securities Company, L.P. and Trident Gulf Holding, LLC invested $125.0 million in the aggregate, and a group of senior employees of Gulf invested $14.2 million, a portion of which was financed by CIRI. Meryl D. Hartzband, a director of the Company, is a Senior Principal and the Investment Director of MMC Capital, Inc. ("MMC Capital"), the manager of Trident, and also a member of the investment committee of the general partner of Trident. MMC Capital is a wholly owned subsidiary of Marsh & McClennan Companies, Inc.

The Company intends to integrate the Gulf business with the Company's specialty business beginning in the second quarter of 2004. On May 27, 2004, Travelers repurchased from Trident and its related co-investment funds their entire equity and debt investments in CIRI for the amounts originally invested, plus accrued and unpaid interest and dividends.

Legal Services

Skadden, Arps, Slate, Meagher & Flom LLP provided legal services to Travelers and St. Paul during

2003 and continues to provide services to the Company in 2004. Kenneth J. Bialkin, a director of the Company, is a partner in this law firm.

RELATIONSHIPS WITH CITIGROUP

Travelers had been a wholly owned subsidiary of Citigroup Inc. ("Citigroup") until March 2002, when Travelers completed an initial public offering of stock, and Citigroup retained majority control of Travelers (the "IPO"). In August 2002, Citigroup spun-off to its shareholders Citigroup's controlling interest in Travelers and retained an approximately 9.9% share of Travelers voting stock for its own account (the "Citigroup Distribution"). As a result of the Merger between St. Paul and Travelers, as of April 30, 2004, Citigroup held approximately 6.3% of the Company's common stock for its own account and approximately an additional 2.5% of the Company's common stock on behalf of customers of Citigroup.

Prior to the IPO, Travelers and Citigroup had agreements between them that addressed various business relationships. However, in connection with the IPO, Travelers and Citigroup terminated these agreements and entered into new agreements, including a new intercompany agreement dated as of March 26, 2002, as amended on August 19, 2002. Certain terms of the intercompany agreement and other agreements and arrangements between Travelers and Citigroup and its affiliates are summarized below to the extent that they remained in effect or transactions occurred pursuant to them in 2003.

Intercompany Agreement

Intellectual Property. Travelers owns the "Travelers" name and mark, but Travelers granted Citigroup the right to make various uses of the "Travelers" name and mark for two years from March 22, 2002, subject to certain conditions. Citigroup owns the "umbrella" mark and granted Travelers a right to make various uses of the "umbrella" mark and other Citigroup marks for two years from March 22, 2002. In addition, Travelers agreed to enter into a License Agreement with The Travelers Insurance Company, a Citigroup subsidiary ("TIC"), pursuant to which Travelers would grant TIC the right to use the "Travelers Life and Annuity," "The TIC" and "The Travelers Life and Annuity Company" names and marks and other names and marks containing "Travelers" for use in Citigroup's life insurance and annuity business, subject to certain conditions.

Indemnification.    Travelers will indemnify Citigroup and its officers, directors, employees and agents against losses arising from certain actions by Travelers. Citigroup will indemnify Travelers and its officers, directors, employees and agents against losses arising from certain actions by Citigroup.

Business Relationships.    Travelers has an agreement for Citigroup to distribute Travelers property and casualty insurance products through Citigroup's distribution channels. Travelers continued to purchase annuities for structured settlements from Citigroup on the same economic terms that existed at the IPO through 2003, and thereafter may purchase them on terms to be mutually agreed upon. During 2004, Travelers has and may continue to use Citigroup as a preferred provider of structured settlement annuities for claims, as long as Citigroup maintains competitive ratings and its products are competitively priced.

Right of First Offer.    For a period of two years following the Citigroup Distribution, Travelers has the right of first offer to provide Citigroup property and casualty coverage that Travelers does not currently provide it, and Citigroup has the right of first offer to provide Travelers any financial service it did not provide Travelers at the time of the Citigroup Distribution, at market rates, terms and conditions at the time of the offer. Neither party is required to purchase the services at rates, terms or conditions less favorable than those offered by any third party at the time of the offer.

Other Provisions.    The intercompany agreement also provides for various other matters, including: (i) the provision of insurance and allocation and/or reimbursement of costs and premiums of that insurance; (ii) the provision of data processing services and allocation and/or reimbursement of costs of those services; (iii) cross-licensing of computer software; (iv) volume purchasing arrangements; (v) registration rights; and (vi) provisions governing other relationships among members of Citigroup, on the one hand, and Travelers, on the other hand.

Trademark License Agreement

Travelers and TIC entered into a Trademark License Agreement dated as of August 19, 2002. Under this agreement, except for marks already in use by TIC, any new corporate or trade name adopted by TIC and its affiliates must contain the term "Travelers Life & Annuity." In addition, any trademark, service mark, domain name, or other source indicator adopted by TIC and its affiliates must meet the criteria set forth in certain trademark guidelines. TIC must cease use of Travelers marks within 2 years after certain events, including Citigroup ceasing to control TIC.

Transition Services Agreement

Travelers and Citigroup entered into a transition services agreement dated August 19, 2002 for the provision of certain systems, corporate, administrative and other shared services and facilities sharing after the Citigroup Distribution. The term for the provision of each service is one year, except for data processing services and related support, which is two years, services related to the accident department of TIC operated for the benefit of Travelers, which is two years, and payroll and human resources services, which is two years plus the remaining portion of the second calendar year. Except for payroll and human resources services, each service is subject to an extension for another one-year term upon advance notice from the receiving party. The cost for the provision of each transition service reflects payment terms consistent with the cost allocation before the Citigroup Distribution.

Asbestos Indemnification Agreement

Travelers entered into an agreement with Citigroup that provided that if in any fiscal year Travelers recorded additional asbestos-related income statement charges in excess of $150 million, net of any reinsurance, Citigroup would pay to Travelers the amount of any such excess up to a cumulative aggregate of $800 million, reduced by the tax effect of the highest applicable federal income tax rate. As a result of Travelers adding to its asbestos reserves through the fourth quarter of 2002, Travelers has utilized all of the benefits under the agreement.

Investment Advisory

Travelers entered into an Investment Management and Administrative Services Agreement dated as of August 6, 2002 (the "IMA") with Citigroup Alternative Investments LLC ("CAI"), a Citigroup affiliate. Under the IMA, CAI provided investment advisory and administrative services with respect to Travelers' investment portfolio at fees determined under the agreement, including a component based on performance. Charges incurred related to this agreement were $59.7 million for 2003 and approximately $53 million through March 31, 2004. Charges incurred for the first quarter of 2004 include approximately $42 million of investment performance fees resulting primarily from investment gains of a private equity trading partnership. The Company does not believe that performance fees of such amounts will recur, and actual performance fees payable to CAI depend upon full year investment performance. The initial term of this agreement expired on March 31, 2004, and on that date, Travelers and CAI entered into an agreement limiting CAI's investment advisory services to selected assets, terminating the provisions of the agreement relating to administrative services, and extending the term of the agreement to the earlier of June 30, 2004 or the date on which the parties enter into a new agreement to replace the IMA. Investment advisory fees under the extended IMA are determined on the same basis as under the IMA. In addition, Travelers and Trumbull Street Investments LLC, another Citigroup affiliate, have entered into a Transition Services Agreement and an Administrative Services Agreement in order to effect an orderly transition of investment-related accounting and administrative services to the Company following the Merger. These agreements have stated terms expiring on December 31, 2004 and provide for compensation to Trumbull of $1 million per month for administrative services plus time and materials for transition services.

Tax Allocation Agreement

Travelers and Citigroup are parties to a tax allocation agreement, which generally provides for the allocation of income tax liabilities between Travelers and Citigroup and certain other matters during the periods for which Travelers is included in Citigroup's consolidated tax return. Under the tax allocation agreement, Travelers will indemnify

Citigroup for tax liabilities that are allocated to Travelers.

Brokerage and Investment Banking

In the ordinary course of business, Travelers purchases and sells securities through Citigroup's broker-dealers. These transactions are conducted on an arm's-length basis. Commissions are not paid for the purchase and sale of debt securities. In addition, Salomon Smith Barney Inc., an affiliate of Citigroup ("SSB"), performs investment banking and advisory services for Travelers. In March 2003, SSB was one of the initial purchasers of Travelers debt offering of senior notes, and SSB received customary fees for the transaction. In addition, in 2003, Citigroup Global Markets, Inc. served as a financial advisor to Travelers in connection with the Merger and received financial advisory fees of $4.0 million. SSB is also providing other investment banking services.

Credit Facilities

Effective April 17, 2003, Travelers entered into the following line of credit agreements with Citibank, a subsidiary of Citigroup: (i) a $250.0 million 45-month revolving line of credit (the "45-Month Line of Credit"), and (ii) a $250.0 million 364-day revolving line of credit (the "364-Day Line of Credit" and, together with the 45-Month Line of Credit, the "Lines of Credit"). Borrowings under the Lines of Credit may be made, at Travelers option, at a variable interest rate equal to either the lender's base rate plus an applicable margin or at LIBOR plus an applicable margin. Each Line of Credit includes a commitment fee and, for any date on which advances exceed 50% of the total commitment, a utilization fee. The applicable margin and the rates on which the commitment fee and the utilization fee are based vary depending upon Travelers long-term senior unsecured non-credit-enhanced debt ratings. There were no amounts outstanding under the Lines of Credit at December 31, 2003. The 364-Day Line of Credit expired on April 16, 2004 and was not renewed.

Citibank is also the administrative agent on, and has a $35 million commitment under, the Company's five year $270 million line of credit that expires in June 2007. Citibank is also the lead arranger and the administrative agent on, and has a $25 million commitment under, the Company's $330 million 364-Day Line of Credit, which expires June 11, 2004. It is expected that Citibank will be the lead arranger and administrative agent for, and have a substantial commitment under, a replacement facility.

The following graph shows a five-year comparison of the cumulative total return for the Company's common stock and the common stock of companies included in the S&P 500 Index and the S&P Property-Casualty Index, which the Company believes is the most appropriate comparative index.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
THE ST. PAUL COMPANIES, INC.*
S&P 500 INDEX AND S&P PROPERTY-CASUALTY INDEX

*
This chart includes only the total return of the common stock of St. Paul. The total return of the common shares of Travelers is not shown.

Assumes $100 invested on December 31, 1998.

Companies in the S&P Property-Casualty Index as of December 31, 2003 were the following: St. Paul, ACE Ltd., AMBAC Financial Group, Inc., Safeco Corporation, MGIC Investment Corp., The Chubb Corporation, Cincinnati Financial Corporation, Progressive Corporation, Allstate Corporation, MBIA, Inc., Travelers and XL Capital, Ltd.

Returns of each of the companies included in this index have been weighted according to their respective market capitalizations.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of 5% or More Shareholders

Based on Schedules 13G filed with the SEC and/or information available to the Company, the only shareholders known to the Company to beneficially own as much as 5% of any class of the Company's capital stock are:

Beneficial Owner	Amount and Nature of Beneficial Ownership of Company Stock		Percent of Class of Company Stock
Citigroup, Inc. 399 Park Avenue New York, NY 10043	58,535,814	(1)	8.8	(1)
Fidelity Management Trust Company 82 Devonshire Street Boston, MA 02109	654,822	(2)	100	(2)

(1)
Beneficial ownership of common stock as of April 30, 2004; includes 15,435,361 shares held in a fiduciary or similar capacity.

(2)
As trustee under The St. Paul Companies, Inc. Stock Ownership Plan, Fidelity Management Trust Company held 100% of the 654,822 outstanding shares of Series B convertible preferred stock as of June 4, 2004.

Stock Ownership of Directors and Executive Officers

The following table shows as of May 21, 2004 the beneficial ownership of capital stock of the Company by each director of the Company, each of the Named Executives and all directors, Named Executives and executive officers of the Company as a group.

Name	Position	Common Stock Beneficially Owned Excluding Options(1)	Stock Options Exercisable Within 60 Days of May 21, 2004		Common Stock Including Exercisable Options	Series B Convertible Preferred Stock(2)
J.S. Fishman	President & Chief Executive Officer	186,921	2,112,245		2,299,166	596
T.A. Bradley	Executive Vice President & Chief Financial Officer	29,986	246,677		276,663	0
W.H. Heyman	Executive Vice President—Chief Investment Officer	33,238	300,000		333,238	580
T.M. Miller	Executive Vice President—Specialty Commercial	22,250.39	353,479		375,729.39	2,082
M. Zuraitis	Executive Vice President—Commercial Lines	28,325.85	262,010		290,335.85	1,520
R.I. Lipp	Chairman	406,482	1,874,162		2,280,644	0
H.P. Berkowitz	Director	8,319	4,192	(3)	12,511	0
K.J. Bialkin	Director	60,168	1,299		61,467	0
C.H. Byrd	Director	3,105.36	18,000		21,105.36	0
J.H. Dasburg	Director	80,889.60	45,000		125,889.60	0
L.B. Disharoon	Director	16,469	1,299		17,768	0
J.M. Dolan	Director	2,035.62	18,000		20,035.62	0
K.M. Duberstein	Director	22,353.19	37,692		60,045.19	0
L.G. Graev	Director	4,414.91	12,000		16,414.91	0
M.D. Hartzband	Director	4,592	866		5,458	0
T.R. Hodgson	Director	21,071.13	39,000		60,071.13	0
W.H. Kling	Director	52,987.04	45,000		97,987.04	0
J.A. Lawrence	Director	3,508.89	6,000		9,508.89	0
B. McGarvie	Director	998	0		998	0
G.D. Nelson, M.D.	Director	123,947.04	45,000		168,947.04	0
C. Otis, Jr.	Director	4,592	866		5,458	0
J.M. Peek	Director	8,549	866		9,415	0
N.A. Roseman	Director	2,117	866		2,983	0
C.W. Scharf	Director	7,154	866		8,020	0
G.M. Sprenger	Director	26,340.15	43,000		69,340.15	0
F.J. Tasco	Director	6,778	1,299		8,077	0
L.J. Thomsen	Director	5,760	866		6,626	0
All Directors and Executive Officers as a group (40 persons)		1,537,796	7,921,413		9,459,212	18,341

As of May 21, 2004: (i) no director, Named Executive or executive officer beneficially owned as much as 1% of the common stock or the Series B convertible preferred stock; and (ii) the directors, Named Executives and executive officers of the Company as a group beneficially owned approximately 1.4% of the common stock.

(1)
Under the St. Paul's Stock Ownership Plan, the following number of shares of common stock have been allocated to the Employee Stock Ownership Plan (ESOP) accounts of the following executive officers: Mr. Miller 1,362; and all executive officers as a group 19,922. Employees (including executive officers) have sole voting power over shares allocated to their ESOP accounts. While investments generally are in the Company's common stock, all employees are allowed to diversify into other investment options. These shares are included in the totals shown for each individual and the group of all directors, Named Executives and executive officers.

(2)
Under the St. Paul's Stock Ownership Plan, Series B convertible preferred shares have been allocated to the Preferred Stock Fund accounts of certain executive officers. Each share of Series B preferred stock is convertible into and votes as if it were eight shares of the Company's common stock. Employees (including executive officers) have sole voting power and no investment power over shares allocated to their Preferred Stock Fund accounts, except that a participant may, for a period of six years following the year in which the participant attains age 55, elect to diversify a portion of his/her Preferred Stock Fund account into other investment options.

(3)
Includes 3,326 shares that may be acquired upon the conversion of Travelers 4.5% convertible junior subordinated debentures into shares of Company common stock.

Some of the shares shown in the preceding table are considered as beneficially owned under SEC rules, including shares (i) for which receipt has been deferred under the directors' compensation plans described below in footnotes (1) and (2), (ii) held in trusts, (iii) owned by a family member, (iv) of restricted stock for which the director or executive officer has direct or indirect voting power but that are subject to forfeiture and restrictions on disposition or (v) underlying stock options that may be exercised within sixty days of May 21, 2004.

The following table shows the nature of the beneficial ownership, except for stock options, which are reported in the preceding table.

Director/Officer	Deferred		Held in trusts	Owned by family member	Restricted stock subject to forfeiture and restrictions on disposition(3)
J.S. Fishman	0		0	0	17,273
T.A. Bradley	0		0	1,300	0
W.H. Heyman	0		0	0	4,858
T.M. Miller	1,362		0	0	5,408
M. Zuraitis	715		0	0	0
R.I. Lipp	0		376,042	0	30,403
H.P. Berkowitz	4,159	(1)	0	0	0
K.J. Bialkin	5,028	(1)	0	386	0
C.H. Byrd	3,105	(2)	0	0	0
J.H. Dasburg	30,204	(2)	0	25,000	0
L.B. Disharoon	5,663	(1)	0	478	0
J.M. Dolan	1,926	(2)	0	0	0
K.M. Duberstein	18,027	(2)	0	0	0
L.G. Graev	2,115	(2)	0	0	0
M.D. Hartzband	4,159	(1)	0	0	0
T.R. Hodgson	15,235	(2)	0	0	0
W.H. Kling	42,962	(2)	0	0	0
J.A. Lawrence	1,909	(2)	0	0	0
B. McGarvie	998	(1)	0	0	0
G.D. Nelson, M.D.	35,690	(2)	78,000	0	0
C. Otis, Jr.	4,159	(1)	0	0	0
J.M. Peek	4,159	(1)	0	0	0
N.A. Roseman	381	(1)	0	0	0
C.W. Scharf	4,159	(1)	0	0	0
G.M. Sprenger	23,102	(2)	0	0	0
F.J. Tasco	5,989	(1)	0	0	0
L.J. Thomsen	4,159	(1)	0	735	0
All Directors and Executive Officers as a group (40 persons)	237,317		454,042	30,099	74,524

(1)
Represents shares of unissued common stock granted under the Travelers Directors Program. Receipt of the shares is deferred and credited to an account that the Company maintains for each person who was a non-employee director of Travelers prior to the Merger. In connection with the Merger, deferred Travelers shares were converted into deferred, unissued shares of Company common stock. These deferred shares will remain in the Travelers Directors Program, and additional shares will accrue to reflect dividend reinvestments. Shares will be distributed in accordance with each director's election to receive actual shares in the future. The Board may decide to terminate the Travelers Directors Program and/or to transfer the deferred shares into one of the Company's other director deferred plans described in footnote (2) below.

(2)
Under the former St. Paul's Directors' Deferred Compensation Plan, participating non-employee directors were eligible to defer directors' fees to, among others, a St. Paul common stock equivalent account. Directors electing common stock equivalents have their deferred accounts credited with the number of St. Paul common shares which could have been purchased with the fees on the date they were deferred. This is a "phantom" arrangement, and no common shares are actually purchased or held for any director's account. However, dividends on phantom shares are credited to participating directors' accounts, and the value of a participating director's common stock account fluctuates with changes in the market value of the Company's common stock. These phantom shares are included in the totals. As of May 21, 2004, the following number of phantom shares were attributable to the stock equivalent accounts of the following non-employee directors: Ms. Byrd 1,180; Messrs. Dasburg, Duberstein, Graev, Hodgson, Kling, Lawrence, Nelson and Sprenger, 4,849, 5,777, 800, 437, 7,308, 1,153, 5,793 and 1,280, respectively.

  Under the former St. Paul's Directors' Deferred Stock Plan, non-employee directors received an annual credit of $25,000 that is deemed invested, on the business day immediately following the annual meeting of shareholders, in St. Paul common stock based on the closing price of common stock on the date credited. In addition, all current non-employee directors serving on February 5, 2001 elected to transfer the value of their benefits under the Directors' Retirement Plan to the Deferred Stock Plan, effective May 1, 2001. Dividends on the accumulated shares are deemed reinvested in additional shares. This is a "phantom" arrangement, and no common shares are actually held for any director's account. Upon a director's cessation of service, the accumulated shares in that director's account will be distributed in the form of shares of the Company's common stock. These phantom shares are included in the totals shown above. As of May 21, 2004, the following number of phantom shares were attributable to the accounts of the following non-employee directors: Mss. Byrd and Dolan, 1,926 and 1,926, respectively; Messrs. Dasburg, Duberstein, Graev, Hodgson, Kling, Lawrence, Nelson and Sprenger, 25,354, 12,250, 1,315, 14,798, 35,654, 756, 29,897 and 21,822, respectively.

(3)
Represents shares of restricted common stock granted under the Company's stock incentive plans.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of the Company's common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors and beneficial owners with more than 10% of the Company's common stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company's review of copies of such reports and written representations from the Company's executive officers and directors, the Company believes that its executive officers and directors complied with all Section 16(a) filing requirements during 2003, except as follows:

On February 4, 2003, Mr. Bessette, Mr. Heyman and Mr. Yessman received stock option grants of 50,000, 100,000 and 100,000 shares of St. Paul common stock, respectively. The transactions were reported to the SEC on Forms 4 dated April 7 and 8, 2003. On January 21, 2004, Mr. Bessette surrendered 1,186 shares of St. Paul common stock to satisfy the tax withholding obligations related to the lapse of restrictions on previously issued restricted stock. The transaction was reported to the SEC on a Form 4 dated January 28, 2004. On April 13, 2004, Mr. Fishman sold 1,290 shares of Company common stock. The transaction, which was reported to the SEC on a Form 4 dated April 28, 2004, was effected without the authorization or knowledge of Mr. Fishman in an account over which an asset manager had discretion.

Shareholder Proposals for 2005 Annual Meeting

If any shareholder wishes to propose a matter for consideration at the Company's Annual Meeting of Shareholders scheduled to be held on May 4, 2005, the proposal should be mailed by certified mail return receipt requested, to the Company's Corporate Secretary, 385 Washington Street, St. Paul, MN 55102. To be eligible under the SEC's shareholder proposal rule (Rule 14a-8) for inclusion in the Company's 2005 Annual Meeting Proxy Statement and form of proxy to be mailed in March 2005, a proposal must be received by the Company's Corporate Secretary on or before December 1, 2004.

The Company's bylaws require advance notice of business to be brought before a shareholders' meeting, including nominations of persons for election as directors. Generally, notice to the Company's Corporate Secretary must be given not less than 60 days prior to the date of the annual meeting, provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholders to be timely must be received not later than the close of business on the 10th day following the day of which notice of the date of the annual meeting was mailed or such public disclosure was made. For the 2005 Annual Meeting of Shareholders, the Company's Corporate Secretary must receive advance notice of any proposed business no later than March 5, 2004 in order for the business to be considered at the meeting. The bylaws have certain other related requirements. You may obtain a copy of the bylaws from the Company's Corporate Secretary.

Householding of Proxy Materials

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker. You may also call (800) 542-1061, or write to: Householding Department, 51 Mercedes Way, Edgewood, NY 11717, and include your name, the name of your broker or other nominee, and your account number(s). You can also request prompt delivery of a copy of the proxy statement and annual report by contacting St. Paul Travelers Shareholders Relations department, One Tower Square, 6PB, Hartford, CT 06183, (860) 277-0779 or at 385 Washington Street, 514A, St. Paul, MN 55125, (651) 310-7788.

Other Business

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

Bruce A. Backberg Corporate Secretary By Authority of the Board of Directors	St. Paul, Minnesota June 11, 2004

The Company makes available, free of charge on its website, all of its filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to the Company's website (www. stpaultravelers.com) and click on "SEC Filings" under the "Investors" heading. Copies of each of the Annual Reports on Form 10-K of Travelers and St. Paul for the year ended December 31, 2003, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

                Bruce A. Backberg
                Corporate Secretary
                The St. Paul Travelers Companies, Inc.
                385 Washington Street
                St. Paul, MN 55102

ANNEX A

THE ST. PAUL TRAVELERS COMPANIES, INC.
AUDIT COMMITTEE CHARTER

Purpose of the Committee

        The Audit Committee (the "Committee") of the Board of Directors (the "Board") of The St. Paul Travelers Companies, Inc. (the "Company") shall assist the Board in the oversight and monitoring of (1) the quality and integrity of the financial statements and public disclosures of the Company, (2) the independent auditor's qualifications and independence, (3) the performance of the Company's independent auditor and internal audit function, and (4) the Company's compliance with legal and regulatory requirements. In doing so, the Committee shall seek to maintain free and open means of communication among the directors, the independent auditors, the internal auditors and the management of the Company. The Committee shall also prepare the report required by the rules of the Securities and Exchange Commission for inclusion in the Company's annual proxy statement.

Committee Membership

        The Committee shall consist of at least three members of the Board. The Committee members shall be appointed by the Board, upon consideration of the recommendation of its Governance Committee, and they shall serve at the pleasure of the Board. The members of the Committee shall meet the independence and experience requirements of the New York Stock Exchange ("Stock Exchange"), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Securities and Exchange Commission (the "Commission"). All Committee members must be "financially literate," and at least one member of the Committee shall be an "audit committee financial expert," as defined by the Commission and/or the Stock Exchange and determined by the Board, exercising its business judgment. Committee members shall not simultaneously serve on the audit committees of more than two other publicly-traded companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee, and this determination is disclosed in the Company's annual proxy statement.

Committee Structure and Operations

        The Board, upon recommendation of its Governance Committee, shall designate one member of the Committee as the Committee's chairperson. The Committee's chairperson shall set the agendas for the Committee meetings.

        The Committee shall meet in person or by such other means of remote communication through which the Committee members so participating and all Committee members physically present at the meeting may participate with each other during the meeting. The Committee shall meet at times and places determined by the Committee chairperson, but no less frequently than quarterly. The Committee may also act by unanimous written consent.

        At all meetings of the Committee, a majority of the total number of members of the Committee shall constitute a quorum for the transaction of business, and the act of a majority of the members present at any meeting at which there is a quorum shall be the act of the Committee.

        The Committee shall meet separately, periodically, with management, with the independent auditor, with the head of the Company's internal audit department (the "Chief Auditor"), and with the Company's general counsel. The Committee shall have the authority to retain, at the expense of the Company and without seeking approval of the Board or management, separate legal, accounting or other consultants to advise the Committee, in its discretion, and may request any officer or employee of the Company or the Company's independent auditors or outside counsel to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Company's independent auditors and internal auditors shall have unrestricted access at any time to Committee members.

Responsibilities and Authority of the Committee

        In carrying out its responsibilities, the Committee believes that its policies and procedures should remain flexible, in order to react to changing conditions and requirements applicable to the Company. To the extent that responsibilities of the Committee relate specifically to applicable requirements of Stock Exchange rules or provisions of the Exchange Act, such responsibilities shall be subject to such requirements, as of their effective date, and to any subsequent amendment to, or interpretation of, such requirements.

        The Committee shall be responsible for the following:

Financial Statements and Disclosure Matters

1.
Review and discuss with management and the independent auditors the Company's annual audited financial statements, including disclosures made in "Management's Discussion and Analysis," the results of the audit, and any matters required to be discussed pursuant to Statement on Auditing Standards No. 61, and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

2.
Review and discuss with management and the independent auditor the Company's quarterly financial statements, including disclosures made in "Management's Discussion and Analysis," the results of the independent auditor's review of the quarterly financial statements, and any matters required to be discussed pursuant to Statement of Auditing Standards No. 61, prior to the filing of the Company's Form 10-Q.

3.
Review and discuss with management, the independent auditor and, if appropriate, the Chief Auditor any significant matters arising from any audit, including any audit problems or difficulties, whether raised by management, the internal auditing department or the independent auditor, relating to the Company's financial statements.

4.
Review and discuss with management the Company's earnings press releases, including use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee may perform these functions generally by discussing the types of information to be disclosed and the types of presentation to be made, rather than discussing the same in advance of each earnings release or other disclosure or presentation.

5.
Discuss with management, the Chief Auditor, and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any off-balance sheet structures, the effect of regulatory and accounting initiatives on the financial statements and any significant deficiencies or material weaknesses in the Company's internal controls and any special audit steps adopted in light of control deficiencies.

6.
Review and discuss reports from the independent auditor regarding (a) all critical accounting policies and practices to be used; (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative treatments and disclosures, and the treatment preferred by the independent auditor; and (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

7.
Review disclosures made by the Company's Chief Executive Officer and Chief Financial Officer resulting from their certification of the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data, any material weaknesses in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

8.
Discuss with management the guidelines and policies governing the process by which the Company assesses and manages its exposure to risk, including major financial risk exposures and the steps management has taken to monitor and control such exposures. It is understood that most of these risk assessment and risk management responsibilities will be fulfilled by the Risk Committee of the Board.

Independent Auditors

9.
Have the sole authority to appoint or replace the independent auditor, subject, if applicable, to shareholder ratification; and compensating and overseeing the work of the independent auditor (including the resolution of any disagreements between management and the independent auditor regarding financial reporting), who shall report directly to the Committee, for the purpose of preparing or issuing an audit report or related work.

10.
Meet periodically with the independent auditor to review its audit plans and staffing for the audit, and at the completion of its annual examination, to review (a) its evaluation of the financial and internal controls of the Company and (b) any significant changes required in the originally planned audit program.

11.
Pre-approve, or adopt appropriate procedures to pre-approve, all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, and consider whether the provision of non-audit services to the Company is compatible with maintaining the independence of the independent auditor.

12.
Review the independence of the Company's independent auditors, including the annual communication as to the independence delivered by the independent auditors (Independence Standards Board Standard No. 1, "Independence Discussions with the Audit Committees") and recommend appropriate action in response to any concerns raised in the annual communication as to independence or the related Audit Committee discussions.

13.
Obtain and review at least annually any report required to be provided by the independent auditor or requested by the Committee in its discretion (including a formal written statement delineating all relationships between the auditors and the Company) regarding (a) the independent auditor's internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by an inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm; (c) any steps taken to deal with any such issues; and (d) all relationships between the independent auditor and the Company and its affiliates; and evaluate the qualifications, performance and independence of the independent auditor, including a review and evaluation of the lead partner, taking into account the opinions of management and the Company's internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board on an annual basis.

14.
Obtain from the independent auditor assurance that the audit was conducted in a manner consistent with Section 10A of the Exchange Act, which sets forth certain procedures to be followed in any audit of financial statements required under the Exchange Act.

15.
Review and discuss with the independent auditor the information required to be included in the Company's annual proxy statement of fees billed in each of the last two fiscal years for audit services and various non-audit services.

16.
Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law, and further consider the rotation of the independent auditing firm itself.

17.
Establish clear hiring policies applicable to employees or former employees of the independent auditor.

Internal Audit Matters

18.
Review with management and the Chief Auditor the Company's procedures for the monitoring of its system of internal controls, and approve, in advance, any termination and replacement of the Company's Chief Auditor.

19.
Meet periodically with the Chief Auditor to review the internal audit plans, responsibilities, budget and staffing and, with respect to internal audit work that has been completed, to review (a) audit results, (b) reports on exposures/controls, irregularities and control failures, (c) the disposition of recommendations for improvements in internal controls made by internal and external auditors, (d) any significant change in audit plans as originally made, and (e) actions taken to follow-up on previously reported irregularities, exposures, and control failures.

20.
Review the report of the Chief Auditor regarding the expenses of, perquisites paid to, and the conflicts of interest, if any, of the members of the Company's senior management.

21.
Review and evaluate the adequacy of the work performed by the Chief Auditor and internal audit, which shall encompass an evaluation of the effectiveness of the Company's internal control design and performance in carrying out assigned control responsibilities.

Other Responsibilities

22.
Review with the Company's general counsel the Company's programs regarding compliance with legal and regulatory requirements, including legal matters that may have a material impact on the Company's financial statements, litigation that may potentially involve a risk of material loss to the Company on a quarterly basis or more frequently when appropriate, and proposed settlements of potentially material litigation.

23.
Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company's financial statements or accounting policies and satisfy itself that the Company has taken appropriate corrective action.

24.
Obtain reports from management with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's code of business conduct and ethics.

25.
Establish procedures, as required by applicable laws and regulations, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

26.
Perform any special reviews, investigations or oversight responsibilities requested by the Board.

27.
Receive and discuss the Company's appointed actuary's annual certification of the Company's loss and loss adjustment expense reserves.

Reporting Responsibilities

28.
Maintain minutes or other records of meetings and activities of the Committee.

29.
Provide to the Board a summary of the matters discussed and actions taken at each Committee meeting, which shall be presented to the Board at the next Board meeting or as soon thereafter as is practicable. The report to the Board may take the form of an oral report by the Committee chairperson or any other member of the Committee designated by the Committee to make such report.

30.
Prepare the report required by the rules of the Commission to be included in the Company's annual proxy statement.

31.
Review annually the Committee's own performance in comparison with the requirements of this Charter and, the adequacy of this Charter and recommend to the Board for approval any proposed changes deemed necessary or advisable by the Committee.

Delegation of Responsibilities

        The Committee may, in its discretion, delegate a portion of its responsibilities to a subcommittee of the Committee. In addition, the Committee may delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditor, provided that any such approvals are presented to the full Committee at its next scheduled meeting.

Resources and Authority of the Committee

        The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including direct access to any employee and the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services and to any other advisors employed by the Committee.

Limitation of Audit Committee's Role

        The Committee has the responsibilities and powers set forth in this Charter. Management is responsible for the financial reporting process, the preparation of the consolidated financial statements in accordance with generally accepted accounting principles, the system of internal controls, and procedures designed to insure compliance with accounting standards and applicable laws and regulations. The Company's independent auditors are responsible for auditing the financial statements and attesting management's evaluation of the Company's internal control over financial reporting. The Committee's responsibility is to monitor and review these processes and procedures described above. The Audit Committee may apply reasonable materiality standards to all of its activities.

ANNEX B

THE ST. PAUL TRAVELERS COMPANIES, INC.
2004 STOCK INCENTIVE PLAN

        1.    Purpose.    The purposes of The St. Paul Travelers Companies, Inc. 2004 Stock Incentive Plan (the "Plan") are (i) to attract and retain Employees by providing competitive compensation opportunities, (ii) to provide Employees with incentive-based compensation in the form of Company Common Stock, (iii) to attract and compensate non-employee directors for service as Board and committee members, (iv) to encourage decision making based upon long-term goals, and (v) to align the interest of Employees and non-employee directors with that of the Company's shareholders by encouraging such persons to acquire a greater ownership position in the Company.

        2.    Definitions.    Wherever used herein, the following terms shall have the respective meanings set forth below:

          "Award" means an award to a Participant made in accordance with the terms of the Plan.

          "Board" means the Board of Directors of the Company.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

          "Company" means The St. Paul Travelers Companies, Inc.

          "Committee" means the Compensation Committee of the Board, or a subcommittee of that committee, consisting of no less than two directors, all of whom shall qualify as "independent directors" within the meaning of Rule 303A of the New York Stock Exchange, as "outside directors" within the meaning of Section 162(m) of the Code, and as "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act.

          "Common Stock" means the common stock of the Company.

          "Change of Control" means the first to occur of (i) any "person" within the meaning of Section 14(d) of the Exchange Act, other than the Company, a subsidiary or any employee benefit plan(s) sponsored by the Company or any subsidiary, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the then–outstanding Common Stock, other than pursuant to a purchase of Common Stock from the Company; (ii) individuals who constitute the Board on the effective date of this Plan, cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the effective date of this Plan, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three quarters of the directors comprising the Board on the effective date of this Plan (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (ii), considered as though such person were a member of the Board on the effective date of this Plan; (iii) any plan or proposal for the liquidation of the Company is adopted by the shareholders of the Company; (iv) all or substantially all of the assets of the Company are sold, liquidated or distributed (in one or a series of related transactions); or (v) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a "Transaction"), in each case, with respect to which the shareholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than fifty percent (50%) of the combined voting power of the Company or other entity resulting from such Transaction in substantially the same proportion as their ownership of the voting power of the Company immediately prior to such Transaction.

          "Employee" means an employee, including non-employee directors, as defined in General Instruction A to the Registration Statement on Form S-8 promulgated under the Securities Act of 1933, as amended, or any successor form or statute, as determined by the Committee.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

          "Fair Market Value" means, as of a specified date, one of the following as determined by the Committee, each of which shall be based on trading prices of a share of Common Stock on the New York Stock Exchange or on any national securities exchange on which the shares of Common Stock are then listed, or if the shares were not traded on such date, then on the next preceding date on which such shares of Common Stock were traded, all as reported by such source as the Committee may select: (i) the average of the high and low trading prices on such date, (ii) the closing price on such date or (iii) the closing price on the next preceding day.

          "ISO" means an incentive stock option as defined in Section 422 of the Code.

          "Option Proceeds" means the cash actually received by the Company for the exercise price in connection with the exercise of a stock option granted under the Plan or the Prior Plans that is exercised after the effective date of the Plan plus the tax benefit that could be realized by the Company as a result of such stock option exercise, which tax benefit shall be determined by multiplying (a) the amount that is deductible for federal income tax purposes as a result of such stock option exercise (currently, equal to the amount upon which the Participant's withholding tax obligation is calculated) times (b) the maximum federal corporate income tax rate for the year of exercise. To the extent a Participant pays the exercise price and/or withholding taxes with shares of Common Stock, Option Proceeds shall not be calculated with respect to the amounts so paid with shares.

          "Participant" means an Employee who is selected by the Committee to participate in the Plan.

          "Performance Conditions" may, for purposes of Awards under the Plan, include one or more of: earnings per share, earnings before interest and tax, net income, adjusted net income, operating income, stock price, total shareholder return, market share, return on equity, cash return on equity, achievement of profit, loss and/or expense ratio, revenue targets, cash flows, book value, return on assets or return on capital. Such Performance Conditions may be based on the attainment of levels set for such financial measures with respect to the Company or any subsidiary, division, business unit, or any combination thereof and may be set as an absolute measure or relative to a designated peer group or index of comparable companies. Such Performance Conditions shall be set and defined by the Committee within the time period prescribed by Section 162(m) of the Code. Unless specifically determined by the Committee at the time a Performance Condition is set, the satisfaction of any Performance Condition shall be determined without regard to any change in accounting rules which becomes effective following the time such Performance Condition is set.

          "Prior Plans" means The St. Paul Companies, Inc. Amended and Restated 1994 Stock Incentive Plan and the Travelers Property Casualty Corp. 2002 Stock Incentive Plan (including the Travelers Property Casualty Corp. Compensation Plan for Non-Employee Directors).

        3.    Shares Subject to the Plan.    Subject to adjustment as provided in Section 20, the number of shares of Common Stock which shall be available and reserved for grant of Awards under the Plan shall be 35,000,000. The shares of Common Stock issued under the Plan may come from authorized and unissued shares or shares purchased in the open market. No Participant may, in any consecutive thirty-six (36) month period, be granted Awards of stock options and stock appreciation rights under Sections 7 and 8 of the Plan, respectively, with respect to more than 3,000,000 shares of Common Stock or more than 1,000,000 shares of restricted stock under Section 9 of the Plan, each of which numbers shall be subject to adjustment as provided in Section 20.

        Shares of Common Stock subject to an Award that expires unexercised, that is forfeited, terminated or canceled, that is settled in cash or other forms of property, or otherwise does not result in the issuance of shares of Common Stock, in whole or in part, shall thereafter again be available for grant under the Plan. If the exercise price of any stock option is satisfied by delivering shares of Common Stock to the Company (by tender of such shares or attestation) or by authorizing the Company to retain shares of Common Stock, only the number of shares of Common Stock delivered to the Participant net of shares of Common Stock delivered to the Company (by tender or attestation) or retained by the Company shall be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for grant under the Plan. To the extent any shares of Common Stock subject to an Award are not delivered to a Participant because such shares are used to satisfy an applicable tax or other withholding obligations, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for grant under the Plan. Shares of Common Stock purchased by the Company on the open market using Option Proceeds shall also be available for grant under the Plan; provided, however, that the increase in the number of shares of Common Stock available for grant pursuant to such market purchases shall not be greater than the number that could be repurchased at Fair Market Value on the date of exercise of the stock option giving rise to such Option Proceeds. Except as otherwise provided by the Committee, the provisions of this paragraph shall also apply to any awards granted under the Prior Plans that are outstanding on the effective date of the Plan. In addition, the number of shares of Common Stock available for grant under the Plan shall not be reduced by shares subject to Awards granted upon the assumption of or in substitution for awards granted by a business or entity that is merged into or acquired by (or whose assets are acquired by) the Company.

        4.    Administration.

        4.1    Committee Authority.    The Committee shall have full and exclusive power to administer and interpret the Plan, to grant Awards and to adopt such administrative rules, regulations, procedures and guidelines governing the Plan and the Awards as it may deem necessary in its discretion, from time to time. The Committee's authority shall include, but not be limited to, the authority to:

            (i)  determine the type and timing of Awards to be granted under the Plan;

           (ii)  select Award recipients and determine the extent of their participation; and

          (iii)  establish all other terms, conditions, restrictions and limitations applicable to Awards and the shares of Common Stock issued pursuant to Awards, including, but not limited to, those relating to a Participant's retirement, death, disability, leave of absence or termination of employment.

        The Committee's right to make any decision, interpretation or determination under the Plan shall be in its sole and absolute discretion.

        4.2    Administration of the Plan.    The administration of the Plan shall be managed by the Committee. The Committee shall have the power to prescribe and modify, as necessary, the form of Award document, to correct any defect, supply any omission or clarify any inconsistency in the Plan and/or in any Award document and to take such actions and make such administrative determinations that the Committee deems appropriate in its discretion. Any decision of the Committee in the administration and interpretation of the Plan, as described herein, shall be final, binding and conclusive on all parties concerned, including the Company, its shareholders and subsidiaries and all Participants.

        4.3    Delegation of Authority.    The Committee may at any time delegate to a committee of the Board or one or more officers of the Company some or all of its authority over the administration of the Plan, with respect to persons who are not subject to the reporting requirements of Section 16(a) of the Exchange Act or "covered employees" described in Section 162(m) of the Code.

        5.    Eligibility.    The Committee shall determine which Employees shall be eligible to receive Awards. No Employee shall have at any time the right to receive an Award, or having been selected for an Award, to receive any further Awards.

        The Committee may also grant stock options, stock appreciation rights, restricted stock, performance awards or other Awards under the Plan in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, restricted stock, performance awards or other awards granted, awarded or issued by another entity and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a merger, consolidation, plan of exchange, acquisition of property or stock, separation, reorganization or liquidation to which the Company or any subsidiary is a party. The terms and conditions of the substitute Awards may vary from the terms and conditions set forth in the Plan to the extent the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

        6.    Awards.    Awards under the Plan may consist of: non-qualified stock options, ISOs, stock appreciation rights, restricted stock, performance awards and any other stock-based awards, including deferred stock units.

        7.    Stock Options.

        7.1    Types of Options.    Stock options granted under the Plan may be non-qualified stock options, ISOs or any other type of stock option permitted under the Code, as determined by the Committee and evidenced by the document governing the Award.

        7.2    ISOs.    The terms and conditions of any ISO shall be subject to the provisions of Section 422 of the Code and the terms, conditions, limitations and administrative procedures established by the Committee. At the discretion of the Committee, ISOs may be granted to any employee of the Company and its subsidiaries, as such term is defined in Section 424(f) of the Code (each, a "Subsidiary"). No ISO may be granted to any Participant who, at the time of such grant, owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the exercise price for such ISO is at least one-hundred and ten percent (110%) of the Fair Market Value of a share of Common Stock on the date the ISO is granted, and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of shares acquired upon the exercise of an ISO either within two years after the date of grant of such ISO or within one year after the transfer of such shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. The maximum number of shares of Common Stock available under the Plan for issuance as ISOs shall be 35,000,000.

        All stock options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award document expressly states that the stock option is intended to be an ISO. If a stock option is intended to be an ISO, and if for any reason such stock option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such stock option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such stock option (or portion thereof) otherwise complies with the Plan's requirements relating to nonqualified stock options.

        7.3    Exercise Price and Period.    The Committee shall establish the exercise price, which price (other than for substitute options pursuant to Section 5) shall be no less than the Fair Market Value of a share of the Common Stock on the date of grant. Each stock option may be exercised in whole or in part on the terms provided in the Award document. The Committee also shall establish the period during which a stock option is exercisable, provided that in no event may a stock option be exercisable for a period of more than ten (10) years from the date of grant, and in no event may a stock option become exercisable earlier than one year after the date of grant, except in the case of:

            (i)  a Change of Control if so provided by the Committee;

           (ii)  an earlier date specifically approved by the Committee to attract a key executive to join the Company; or

          (iii)  a stock option issued as a substitute option pursuant to Section 5.

        When a stock option is no longer exercisable, it shall be deemed to have lapsed or expired.

        7.4    Manner of Exercise.    The exercise price of each share as to which a stock option is exercised and, if requested, the amount of any federal, state, local or foreign withholding taxes, shall be paid in full at the time of such exercise. The exercise of any stock option shall be contingent on and subject to such payment of the exercise price and withholding taxes, or the arrangement for the satisfaction of such payments in a manner satisfactory to the Committee. Such payment shall be made in any of the following forms:

            (i)  in cash (including check, bank draft or money order),

           (ii)  by delivery of shares of Common Stock owned by the Participant (by tender of such shares or by attestation) having a Fair Market Value as of the date of exercise equal to the exercise price for the total number of shares as to which the option is exercised, plus applicable taxes, if requested, subject to (A) the shares so delivered being "mature shares" for purposes of the applicable accounting rules then in effect, or otherwise having such characteristics as are required, if necessary, in order to avoid adverse accounting consequences to the Company on account of use of such shares to pay the exercise price and (B) such other guidelines for the tender of Common Stock as the Committee may establish,

          (iii)  if approved by the Committee in the related Award document or other action by the Committee, authorization of the Company to retain from the total number of shares of Common Stock as to which the option is exercised that number of shares of Common Stock having a Fair Market Value as of the date of exercise equal to the exercise price for the total number of shares as to which the option is exercised, plus applicable taxes, if requested, and

          (iv)  such other consideration as the Committee deems appropriate, or by a combination of cash, shares of Common Stock, retention of shares and such other consideration.

        The Committee may, with the consent of the Participant, cancel any outstanding stock option in consideration of a cash payment in an amount not greater than the excess, if any, of the aggregate Fair Market Value (on the date of such cancellation) of the shares subject to the stock option over the aggregate exercise price of such stock option; provided, however, that the Participant's consent is not required for such a cancellation pursuant to Section 13 hereof.

        8.    Stock Appreciation Rights.    An Award of a stock appreciation right shall entitle the Participant, subject to terms and conditions determined by the Committee, to receive upon exercise of the stock appreciation right all or a portion of the excess of the Fair Market Value of a specified number of shares of Common Stock as of the date of exercise of the stock appreciation right over a specified strike price, which price shall be no less than the Fair Market Value of a share of the Common Stock on the date of grant of the stock appreciation right or the date of grant of a previously granted related stock option, as determined by the Committee in its discretion. A stock appreciation right may be granted in connection with a previously or contemporaneously granted stock option, or independent of any stock option. If issued in connection with a stock option, the Committee may impose a condition that the exercise of a stock appreciation right cancels the stock option with which it is connected and exercise of the connected stock option cancels the stock appreciation right. Each stock appreciation right may be exercised in whole or in part on the terms provided in the Award document. Stock appreciation rights granted independent of any stock option shall be exercisable for such period as specified by the Committee, but in no event may stock appreciation rights become exercisable less than one year after the date of grant, except in the case of:

            (i)  a Change of Control if so provided by the Committee;

           (ii)  an earlier date specifically approved by the Committee to attract a key executive to join the Company; or

          (iii)  a stock appreciation right issued as a substitute stock appreciation right pursuant to Section 5.

In addition, in no event may a stock appreciation right be exercisable for a period of more than ten (10) years. When a stock appreciation right is no longer exercisable, it shall be deemed to have lapsed or terminated. Except as otherwise provided in the applicable agreement, upon exercise of a stock appreciation right, payment to the Participant shall be made in the form of cash, shares of Common Stock or a combination of cash and shares of Common Stock as promptly as practicable after such exercise. The Award document may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or shares of Common Stock) may be made in the event of the exercise of a stock appreciation right. The Committee may, with the consent of the Participant, cancel any outstanding stock appreciation right in consideration of a cash payment in an amount not in excess of the difference between the aggregate Fair Market Value (on the date of such cancellation) of any shares subject to the stock appreciation right and the aggregate strike price of such Shares; provided, however, that the Participant's consent is not required for such a cancellation in connection with the purchase of such stock appreciation right pursuant to Section 13 hereof.

        9.    Restricted Stock.    Restricted stock may be granted in the form of actual shares of Common Stock, which shall be evidenced by a certificate with an appropriate legend, or in uncertificated direct registration form, registered in the name of the Participant but held by the Company until the end of the restricted period, or share units, as determined by the Committee. As a condition to the receipt of an award of restricted stock in the form of actual shares of Common Stock, a Participant may be required to execute any stock powers, escrow agreements or other documents as may be determined by the Committee. Any conditions, limitations, restrictions, vesting and forfeiture provisions shall be established by the Committee in its discretion. No portion of an Award of restricted stock may vest as to any of the shares subject to the Award earlier than one year from the date of grant, except in the case of:

            (i)  a Change of Control if so provided by the Committee;

           (ii)  death, retirement or disability if so provided by the Committee; or

          (iii)  restricted stock issued as a substitute Award pursuant to Section 5.

The Committee may, on behalf of the Company, approve the purchase by the Company of any shares subject to an Award of restricted stock, to the extent vested, for an amount equal to the aggregate Fair Market Value of such shares on the date of purchase. Awards of restricted stock may provide the Participant with dividends or dividend equivalents (pursuant to Section 17) and voting rights, if in the form of actual shares, prior to vesting. With respect to Awards of restricted stock intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the Committee shall establish and administer Performance Conditions in the manner described in Section 162(m) and Treasury Regulations promulgated thereunder as an additional condition to the vesting or payment, as applicable, of such Awards.

        10.    Performance Awards.    Performance awards may be in the form of performance shares valued with reference to a share of Common Stock or performance units valued with reference to an amount of property (including cash) other than shares of Common Stock. Performance awards may also be granted in the form of any other stock-based Award. Performance awards shall entitle a Participant to future payments based upon the attainment of Performance Conditions established in writing by the Committee. Payment shall be made in cash, shares of Common Stock or any combination thereof, as determined by the Committee. The Award document establishing a performance award may establish that a portion of a Participant's Award will be paid for performance that exceeds the minimum target but falls below the maximum target available to the Award. With respect to Awards of restricted stock intended to qualify as

"performance-based compensation" under Section 162(m) of the Code, the Committee shall establish and administer Performance Conditions in the manner described in Section 162(m) and Treasury Regulations promulgated thereunder as an additional condition to the vesting or payment, as applicable, of such performance awards. The Award document shall also provide for the timing of payment, which shall not be earlier than one year from date of grant, except in the case of:

            (i)  a Change of Control if so provided by the Committee;

           (ii)  an earlier date specifically approved by the Committee to attract a key executive to join the Company; or

           (ii)  a performance award issued as a substitute Award pursuant to Section 5.

        Following the conclusion or acceleration of the period of time designated for attainment of the Performance Conditions, the Committee shall determine the extent to which the Performance Conditions have been attained and shall then cause to be delivered to the Participant (i) a number of shares of Common Stock equal to the number of performance shares or the value of such performance units determined by the Committee to have been earned, and/or (ii) cash equal to the Fair Market Value of such number of performance shares or the value of performance units, as the Committee shall elect or as shall have been stated in the applicable Award document. In no event may performance awards be granted to a single Participant in any 12-month period (i) in respect of more than 250,000 shares of Common Stock (if the Award is denominated in shares of Common Stock) or (ii) having a maximum payment with a value greater than $10,000,000 (if the Award is denominated in other than shares of Common Stock).

        11.    Other Stock-Based Awards.    The Committee may issue unrestricted shares of Common Stock, or other awards denominated in Common Stock (including but not limited to phantom stock and deferred stock units), to Participants, alone or in tandem with other Awards, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine. With respect to such Awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the Committee shall establish and administer Performance Conditions in the manner described in Section 162(m) and Treasury Regulations promulgated thereunder as an additional condition to the vesting and payment of such Awards. In no event may other stock-based Awards described in this Section 11 be granted to a single Participant in respect of more than 250,000 shares of Common Stock in any 12-month period. The terms and conditions of any such other stock-based Awards subject to time-based restrictions on vesting will be limited as specified in Section 9 for Awards of restricted stock.

        12.    Award Documents.    Each Award under the Plan shall be evidenced by an Award document (which may consist of a term sheet or an agreement, and may be provided in electronic form) setting forth the terms and conditions, as determined by the Committee, which shall apply to such Award, in addition to the terms and conditions specified in the Plan. The Committee may, in its discretion, place terms in the Award documents that provide for the acceleration of any time periods relating to the exercise or realization of any Awards so that such Awards may be exercised or realized in full on or before a date fixed by the Committee, in connection with a Change of Control.

        13.    Change of Control.    The Committee may, in its discretion, at the time an Award is made hereunder or at any time prior to, coincident with or after the time of a Change of Control:

            (i)  provide for the purchase of such Awards, upon the Participant's consent, for an amount of cash equal to the amount which could have been obtained upon the exercise or realization of such rights had such Awards been currently exercisable or payable, provided that the Participant's consent shall not be required if the Committee takes such action in connection with the consummation of a Change of Control;

           (ii)  make such adjustment to the Awards then outstanding as the Committee deems appropriate to reflect such transaction or change; and/or

          (iii)  cause the Awards then outstanding to be assumed, or new rights substituted therefore, by the surviving corporation in such Change of Control.

        The Committee may, in its discretion, include such further provisions and limitations in any Award document as it may deem equitable and in the best interests of the Company.

        14.    Withholding.    The Company and its subsidiaries shall have the right to deduct from any payment to be made pursuant to the Plan, or to require prior to the issuance or delivery of any shares of Common Stock or the payment of cash under the Plan, any taxes (whether federal, state, local or foreign) to be withheld therefrom. The Committee may, in its discretion, permit a Participant to elect to satisfy such withholding obligation by any of the methods pursuant to which the exercise price of a stock option may be paid pursuant to Section 7. Any satisfaction of tax obligations through the withholding of shares may only be up to the statutory minimum tax rate. Any fraction of a share of Common Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash to the Participant.

        15.    Transferability.    Except as provided in this Section, during the lifetime of a Participant to whom an Award is granted, only that Participant (or that Participant's legal representative in the case of disability) may exercise a stock option or stock appreciation right, or receive payment with respect to restricted stock, a performance award or any other Award. The Committee may permit (on such terms, conditions and limitations as it determines), an Award of restricted stock, stock options, stock appreciation rights, performance shares or performance units or other Awards to be transferred or transferable to the extent permissible by law and, in the case of an ISO, to the extent permissible under Section 422 of the Code. Other than as stated in the preceding sentence, no Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company.

        16.    Deferrals and Settlements.    The Committee may require or permit Participants to elect to defer the issuance of shares or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan. It may also provide that deferred settlements include the payment or crediting of interest or dividend equivalents on the deferral amounts.

        17.    Dividends and Dividend Equivalents.    An Award (including without limitation a stock option or stock appreciation right) may, if so determined by the Committee, provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Common Stock subject to the Award (both before and after the Common Stock subject to the Award is earned, vested or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Common Stock, as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Common Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Common Stock equivalents.

        18.    No Right to Awards or Employment.    No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continue in the employ of the Company or its subsidiaries. Further, the Company and its subsidiaries expressly reserve the right at any time to dismiss a Participant without any liability, or any claim under the Plan, except as expressly provided herein or in any Award document entered into hereunder.

        19.    Rights as a Shareholder.    Unless the Committee determines otherwise, a Participant shall not have any rights as a shareholder with respect to shares of Common Stock covered by an Award until the date the Participant becomes the holder of record with respect to such shares. No adjustment will be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 17.

        20.    Adjustment of and Changes in Common Stock.    In the event of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other change in the corporate structure or shares of stock of the Company, or any distributions to common shareholders other than cash dividends, the Committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number and kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan and to outstanding Awards (including but not limited to the number and kind of shares of Common Stock or other securities to which such Awards are subject, and the exercise or strike price of such Awards).

        21.    Amendment; Repricing.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that (i) no amendment shall be made without shareholder approval if such approval is necessary in order for the Plan to continue to comply with the rules of the New York Stock Exchange or if such approval is necessary in order for the Company to avoid being denied a tax deduction under Section 162(m) of the Code, and (ii) no amendment, suspension or termination may adversely affect any outstanding Award without the consent of the Participant to whom such Award was made. Except for adjustments pursuant to Section 20, in no event may any stock option or stock appreciation right granted under the Plan be amended to decrease the exercise price or strike price thereof, as the case may be, or be cancelled in conjunction with the grant of any new stock option or stock appreciation right with a lower exercise price or strike price, as the case may be, or otherwise be subject to any action that would be treated, for accounting purposes or under the rules of the New York Stock Exchange, as a "repricing" of such stock option or stock appreciation right, unless such amendment, cancellation or action is approved by the Company's shareholders in accordance with applicable law and rules of the New York Stock Exchange.

        22.    Government and Other Regulations.    The obligation of the Company to settle Awards in Common Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act of 1933 with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act of 1933 any of the shares of Common Stock to be offered or sold under the Plan. If the shares of Common Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act of 1933, the Company may restrict the transfer of such shares and may legend the Common Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

        23.    Relationship to Other Benefits.    No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or any subsidiary or affiliate of the Company except as otherwise specifically provided in such other plan.

        24.    Governing Law.    The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of Minnesota applicable to contracts made and performed wholly within such state by residents thereof.

        25.    Effective Date.    The Plan shall be effective as of the date of approval by the Company's shareholders in a manner intended to comply with the shareholder approval requirements of the New York Stock Exchange and Section 162(m) of the Code. Subject to earlier termination pursuant to Section 21, the Plan shall have a term of ten (10) years from its effective date.

        26.    Foreign Employees.    Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company's obligation with respect to tax equalization for Employees on assignments outside their home country.

[LOGO]	YOU HAVE THREE WAYS TO VOTE:
THE ST. PAUL TRAVELERS COMPANIES, INC. 385 WASHINGTON STREET ST. PAUL, MINNESOTA 55102-1396
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 27, 2004. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

 VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 27, 2004. Have your proxy card in hand when you call and then follow the instructions.

 VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to The St. Paul Travelers Companies, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Employees voting shares held under employee plans must do so by 11:59 P.M. Eastern Time on July 25, 2004.

IF YOU SUBMIT YOUR PROXY BY TELEPHONE OR INTERNET, DO NOT RETURN YOUR PROXY CARD.

THANK YOU FOR YOUR PROXY SUBMISSION.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	STPLT1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
THE ST. PAUL TRAVELERS COMPANIES, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS.
		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's number on the line below.
1.	Proposal to elect twenty-three directors to a one-year term.
Nominees:	01) Howard P. Berkowitz
02) Kenneth J. Bialkin
03) Carolyn H. Byrd
04) John H. Dasburg
05) Leslie B. Disharoon
06) Janet M. Dolan
07) Kenneth M. Duberstein
08) Jay S. Fishman
09) Lawrence G. Graev
10) Meryl D. Hartzband
11) Thomas R. Hodgson
12) William H. Kling	13) James A. Lawrence
14) Robert I. Lipp
15) Blythe J. McGarvie
16) Glen D. Nelson, MD
17) Clarence Otis, Jr.
18) Jeffrey M. Peek
19) Nancy A. Roseman
20) Charles W. Scharf
21) Gordon M. Sprenger
22) Frank J. Tasco
23) Laurie J. Thomsen
2.	Proposal to ratify the selection of KPMG LLP as St. Paul Travelers' independent auditors for 2004.	For ☐	Against ☐	Abstain ☐	3.	Proposal to approve The St. Paul Travelers Companies, Inc. 2004 Stock Incentive Plan.	For ☐	Against ☐	Abstain ☐
IF NO BOXES ARE MARKED AND THE PROXY IS SIGNED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ON THE REVERSE SIDE.

NOTE: Please sign exactly as the name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or other business entity, please give full title as such.
For address changes and/or comments, please check this box and write them on the back where indicated.				☐
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐
HOUSEHOLDING ELECTION-Please indicate if you consent to receive certain future investor communications in a single package per household.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

[LOGO]

ADMISSION TICKET
2004 Annual Meeting of Shareholders
July 28, 2004 at 2:00 p.m. (CDT) at
THE ST. PAUL TRAVELERS COMPANIES, INC.
Corporate Headquarters, 385 Washington Street, St. Paul, Minnesota 55102

You must present this admission ticket and a photo I.D. in order to gain admittance to the Annual Meeting. Admittance will be based upon available seating. This ticket admits only the shareholder(s) listed on the reverse side and is not transferable. If these shares are held in the name of a broker, trustee, bank or other nominee, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares. Briefcases, purses and parcels will be examined. The use of cameras or sound recording equipment is prohibited, except those as may be employed by St. Paul Travelers to provide a record of the proceedings. The business of the meeting is set forth in the Notice of Annual Meeting of Shareholders. Whether or not you plan to attend the meeting, please sign, date and return the Proxy Card in the envelope provided, or you may vote by telephone or Internet. If you are a record holder and wish to change your vote or if you have not voted by Proxy, a ballot will be distributed to you at the Annual Meeting. Time has been reserved at the end of the meeting for shareholder questions that relate to matters on the agenda for the Annual Meeting. If you want to speak, please go to the nearest microphone, state your name and confirm that you are a shareholder before asking your question. Please direct all questions to the Chairman. Questions from the floor are limited to three minutes to provide an opportunity for as many shareholders as possible to ask questions. Although personal grievances and claims are not appropriate subjects for the meeting, you may submit any grievance or claim in writing to any usher or company representative, and, if appropriate, St. Paul Travelers will respond promptly after the meeting. The Chairman in his sole discretion shall have authority to conduct the meeting and rule on any questions or procedural issues that may arise.

THE ST. PAUL TRAVELERS COMPANIES, INC.
Proxy Solicited on behalf of the Board of Directors of The St. Paul Travelers Companies, Inc.
for the Annual Meeting of Shareholders, July 28, 2004

The undersigned hereby constitutes and appoints Jay S. Fishman, John A. MacColl and Bruce A. Backberg, and each of them, the undersigned's true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of The St. Paul Travelers Companies, Inc. to be held at our corporate headquarters, 385 Washington Street, St. Paul, Minnesota, on July 28, 2004 at 2:00 p.m. local time and at any adjournments or postponements thereof, and to vote as specified on this proxy all shares of stock of St. Paul Travelers as the undersigned would be entitled to vote if personally present, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side of this proxy.

The signer(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at the Annual Meeting and any adjournments or postponements thereof.

This proxy when properly executed will be voted in the manner directed herein. If the proxy is signed but no direction is made, this proxy will be voted FOR the election of the director nominees and FOR Proposals 2 and 3 and will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

IF NO BOXES ARE MARKED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ABOVE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT THE ST. PAUL TRAVELERS COMPANIES, INC. 385 WASHINGTON STREET, ST. PAUL, MN 55102
ITEM 1—ELECTION OF DIRECTORS
AUDIT COMMITTEE
EXECUTIVE COMMITTEE
INVESTMENT AND CAPITAL MARKETS COMMITTEE
COMPENSATION COMMITTEE
GOVERNANCE COMMITTEE
RISK COMMITTEE
ITEM 2—AUDITOR PROPOSAL
AUDIT COMMITTEE REPORT
ITEM 3—APPROVAL OF THE ST. PAUL TRAVELERS COMPANIES, INC. 2004 STOCK INCENTIVE PLAN
EQUITY COMPENSATION PLAN INFORMATION
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN 2003
AGGREGATED OPTION EXERCISES IN 2003 AND 12/31/03 YEAR-END OPTION VALUES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
RELATIONSHIPS WITH CITIGROUP
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN THE ST. PAUL COMPANIES, INC.* S&P 500 INDEX AND S&P PROPERTY-CASUALTY INDEX
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ANNEX A
THE ST. PAUL TRAVELERS COMPANIES, INC. AUDIT COMMITTEE CHARTER
ANNEX B
THE ST. PAUL TRAVELERS COMPANIES, INC. 2004 STOCK INCENTIVE PLAN